Exhibit 3.10

Notice of Annual and Special Meeting of Shareholders and Management Information Circular April 25, 2007

What’s Inside

Notice of Annual and Special Meeting of Shareholders of TSX Group Inc.	i

Management Information Circular	1
About This Document	1

Voting Information	2

Business of the Meeting	6
Consolidated Financial Statements	6
Election of Directors	6
Independence and Board Committees	13
Directors’ Compensation and Equity Ownership Requirements	14
Director Equity Ownership	15
Appointment of Auditor and Auditor’s Remuneration	17
Amendments to Share Option Plan	17

Disclosure of Compensation and Other Information	19
Composition of the Human Resources Committee	19
Human Resources Committee Report on Executive Compensation	19
Performance Graph	28
Compensation of Named Executive Officers	29
Securities Authorized for Issuance under Equity Compensation Plans	31
Pension Plans	32
Employment Contracts and Severance Arrangements	34
Total Compensation	34
Directors’ and Officers’ Liability Insurance	37
Indebtedness of Directors and Officers	37
Additional Items	37

Schedule A Resolution – Approve Amendments to Share Option Plan	39

Schedule B Record of Attendance by Directors in 2006	40

Schedule C Corporate Governance Practices	41

Schedule D TSX Group Inc. (The “Corporation”) Board Charter	49

Notice of Annual and Special Meeting of Shareholders of TSX Group Inc.
TSX Group Inc. (“TSX Group” or “we”) will hold our Annual and Special Meeting of shareholders (the “Meeting”) at Le Windsor, 1170 Peel Street, Salon Windsor, Montreal, Quebec, Canada on Wednesday, April 25, 2007 at 2:00 p.m. (Eastern Daylight Time).
As a holder of our common shares, we invite you to attend the Meeting for the following purposes:
1.	to consider our financial statements for the year ended December 31, 2006, and the auditor’s report on those statements;

2.	to elect our Directors;

3.	to appoint KPMG LLP as our auditor at a remuneration to be fixed by the Directors;

4.	to consider and, if deemed advisable, to approve, with or without variation, amendments to our share option plan as described in the accompanying Management Information Circular; and

5.	to transact any other business properly brought before the Meeting.
The full text of the resolution referred to in item 4 above is set out in Schedule A to our Management Information Circular.
Shareholders at the close of business on March 12, 2007 will be entitled to vote at the Meeting.
Our Management Information Circular (the “Circular”) which accompanies this notice is your guide to the business to be considered at the Meeting. You will have an opportunity to ask questions and meet with management, the Board of Directors and your fellow shareholders. At the Meeting we will also report on our 2006 financial results.
Shareholders who are unable to attend the Meeting in person are asked to complete, sign and return the enclosed proxy. We have provided instructions on how to complete and return your proxy with the enclosed proxy form and in the Circular. Our transfer agent, CIBC Mellon Trust Company, must receive your proxy no later than 5:00 p.m. (Eastern Daylight Time) on Monday, April 23, 2007, or, if the Meeting is adjourned, no later than 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned Meeting. You must send your proxy to our transfer agent by either using the postage prepaid envelope provided or by mailing the proxy to CIBC Mellon Trust Company at P.O. Box 721, Agincourt, Ontario, Canada, M1S 0A1. You may also fax your proxy to CIBC Mellon Trust Company at (416) 368-2502, Attention: Proxy Department.
We have made arrangements to provide a live audio webcast of the Meeting for those shareholders who cannot attend the Meeting in person. We will post details on how you may hear the webcast on our web site at www.tsx.com and in a media release before the Meeting. However, shareholders will not be permitted to vote through the webcast facility or otherwise participate in the Meeting.

i

We have included the Circular and a form of proxy (and a pre-addressed envelope) with this Notice of Meeting and have posted them on our web site at www.tsx.com.
By Order of the Board of Directors,

Sharon C. Pel
Senior Vice President, Legal and Business Affairs
Toronto, Ontario
March 21, 2007

ii

Management Information Circular
All information is as at February 28, 2007, unless otherwise indicated.
About This Document
This Management Information Circular (the “Circular”) explains the business to be considered at the annual and special meeting of shareholders (the “Meeting”) of TSX Group Inc. (“TSX Group” or “we”) on Wednesday, April 25, 2007 at the place and for the purposes set out in the accompanying Notice of Annual and Special Meeting of Shareholders.
We are sending you this Circular in connection with management’s solicitation of your proxy for use at the Meeting and any continued meeting after an adjournment. Management will solicit proxies primarily by mail. However, our Directors, officers, employees and agents may also solicit proxies by telephone, email, facsimile, in writing or in person. We will pay all costs of such proxy solicitation.
See “Voting Information” below for an explanation of how you can vote on the matters to be considered at the Meeting, whether or not you decide to attend the Meeting.
All references to common shares issued and outstanding, common shares reserved for issuance, deferred share units, restricted share units and share options reflect the impact of the two-for-one share split which was effective on May 17, 2005.

Voting Information
What will I be voting on?
You will be voting on:
•	The election of our Directors (see page 6);

•	The appointment of KPMG LLP as our auditor (see page 17) at a remuneration to be fixed by the Directors (see page 17); and

•	Approval of the amendments to our share option plan as described in the Circular (see page 17).
How will these matters be decided at the Meeting?
A simple majority of the votes cast, by proxy or in person, will constitute approval of matters voted on at the Meeting.
How many votes do I have?
Subject to the share ownership and voting restriction noted below, you will have one vote for every common share you own at the close of business on March 12, 2007, the record date for the Meeting.
To vote common shares you acquired after the record date, you must, not later than 10 days before the Meeting:
•	Ask our transfer agent, CIBC Mellon Trust Company, to add your name to the voters’ list, and

•	Produce properly endorsed share certificates or otherwise establish that you own the common shares.
What are the share ownership and voting restrictions?
No person or company or combination of persons or companies, acting jointly or in concert, may beneficially own or exercise control or direction over more than 10% of our common shares without the prior approval of the Ontario Securities Commission. No such person or company may exercise the right to vote more than 10% of the votes attached to our common shares.
To the knowledge of our Directors and officers, no person or company or combination of persons or companies beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of our outstanding common shares.
How many common shares are eligible to vote?
On March 12, 2007, there were 68,608,628 common shares of TSX Group outstanding and eligible to vote.

How do I vote?
If you are eligible to vote and your common shares are registered in your name, you can vote your common shares as follows:
•	In person at the Meeting; or

•	By Proxy, as explained below.
If your common shares are held in the name of a nominee (this makes you a “Non-Registered Shareholder”), please see the instructions below under the headings “How can a Non-Registered Shareholder vote by mail?” and “How can a Non-Registered Shareholder vote in person at the Meeting?”.
Can I vote by proxy?
Whether or not you attend the Meeting, you can appoint someone else to vote for you as your proxyholder. You can use the enclosed proxy form, or any other proper form of proxy, to appoint your proxyholder. The persons named in the enclosed form of proxy are our Chair of the Board and our Chief Executive Officer.
However, you can choose another person to be your proxyholder, including someone who is not one of our shareholders. You may do so by crossing out the names printed on the proxy and inserting another person’s name in the blank space provided, or by completing another proper form of proxy.
We will provide proxy materials to brokers, custodians, nominees and fiduciaries who are required to forward those materials to the beneficial owners of common shares.
How will my proxy be voted?
On the proxy form, you can indicate how you want your proxyholder to vote your common shares, or you can let your proxyholder decide for you.
If you specify on the proxy form how you want your common shares to be voted on a particular issue (by marking FOR, AGAINST or WITHHOLD, as applicable) then your proxyholder must vote your common shares accordingly.
If you do not specify on the proxy form how you want your common shares to be voted on a particular issue, then your proxyholder can vote your common shares as he or she sees fit.
Unless you provide contrary instructions, common shares represented by proxies received by management will be voted:
•	FOR the election as Directors of the proposed nominees whose names are set out on the following pages;

•	FOR the appointment of KPMG LLP as our auditor at a remuneration to be fixed by the Directors; and

•	FOR the approval of the amendments to our share option plan as described in this Circular.
What if there are amendments or if other matters are brought before the Meeting?
The enclosed proxy form gives the persons named on it authority to use their discretion in voting on amendments, variations or additions to the matters identified in the Notice of Meeting and on all other matters that may properly come before the Meeting.

At the time of printing this Circular, our management is not aware of any such amendments or that any other matter is to be presented for action at the Meeting. If, however, any such amendments or other matters properly come before the Meeting, the persons named on the enclosed proxy form will vote on them using the discretion given by the proxy form.
What if I change my mind and want to revoke my proxy?
You can revoke your proxy at any time before it is acted upon. You can do this by:
•	Delivering a properly executed form of proxy with a later date; or

•	Stating clearly, in writing, that you want to revoke your proxy and by delivering this written statement to the attention of our Senior Vice President, Legal and Business Affairs no later than the close of business on April 24, 2007 (or, if the Meeting is adjourned, the business day before any adjourned meeting), or to the Chair of the Meeting before the start of the Meeting or any adjourned meeting; or

•	In any other manner permitted by law.
Who counts the votes?
CIBC Mellon Trust Company, our Transfer Agent, counts and tabulates the proxies.
How do I contact the Transfer Agent?

By mail at:	CIBC Mellon Trust Company P.O. Box 7010, Adelaide Street Postal Station Toronto, Ontario M5C 2W9

By telephone at:	(416) 643-5500 (Toronto Area) 1 (800) 387-0825 (North America)

By fax at:	(416) 643-5501
By e-mail:	inquiries@cibcmellon.com
Is my vote confidential?
Yes, except (1) where you clearly intend to communicate your individual position to management, or (2) as necessary to comply with legal requirements.
How are proxies solicited?
Management requests that you sign and return the proxy form (in the postage-prepaid envelope provided) to ensure your votes will be counted at the Meeting. Management will solicit proxies primarily by mail. However, our Directors, officers, employees and agents may also solicit proxies by telephone, email, facsimile, in writing or in person. We will pay all costs of such proxy solicitation.
How can a Non-Registered Shareholder vote by mail?
If your common shares are not registered in your own name (making you a Non-Registered Shareholder), they will be held in the name of a nominee, which is usually a trust company, custodian, securities broker, other financial institution or a clearing agency in which the intermediary participates. Your nominee is required to seek your instructions as to how to vote your common shares. Unless you have previously informed your nominee that you do not wish to receive material relating to shareholders’ meetings, you will have received this Circular in a mailing from your nominee, together with a proxy form or request for voting instructions.
Each nominee has its own signing and return instructions, which you should follow carefully to ensure your common shares will be voted. If you are a Non-Registered Shareholder who has voted by mail and want to change your mind and vote in person, contact your nominee to discuss whether this is possible and what procedure to follow.
How can a Non-Registered Shareholder vote in person at the Meeting?
Since we do not have access to the names of all of our Non-Registered Shareholders, if you attend the Meeting, we will have no record of your shareholdings or of your entitlement to vote, unless your nominee has appointed you as proxyholder. If you are a Non-Registered Shareholder and wish to vote in person at the Meeting, please insert your own name in the space provided on the proxy form or request for voting instructions sent to you by your nominee. By doing so, you are instructing your nominee to appoint you as proxyholder. Then follow the signing and return instructions provided by your nominee. Do not otherwise complete the form, as you will be voting at the Meeting.

Business of the Meeting
Consolidated Financial Statements
At the Meeting, you will consider our audited consolidated financial statements for the year ended December 31, 2006, and the auditor’s report on those financial statements. They are included in our 2006 Annual Report, which was mailed to those registered shareholders and beneficial shareholders who have requested it with this Circular. You may obtain additional copies of the 2006 Annual Report, in English or French, from our Investors Relations Department upon request or at the Meeting.
Election of Directors
Our articles of incorporation provide for our board of Directors (the “Board” or “Board of Directors”) to consist of a minimum of three and a maximum of twenty-four Directors. The number of Directors currently in office is fourteen. The Board has set the number of Directors to be elected at the Meeting at fourteen.
The Governance Committee of the Board annually reviews the qualifications of and recommends nominees for election to the Board for consideration and approval. The nominees are, in the opinion of the Board, well qualified to act as Directors for the coming year. Each nominee has established his or her eligibility and willingness to serve as a Director, if elected. All proposed nominees for election as Directors are currently Directors of TSX Group.
The persons named in the form of proxy are our Directors and officers who intend to vote at the Meeting for the election of the nominees to the Board whose names are set out below unless you give specific instructions on the form of proxy to withhold that vote. If, before the Meeting, any of the listed nominees becomes unable or unwilling to serve as a Director, the persons named in the form of proxy will have the discretion to vote for a properly qualified substitute. Each Director elected will hold office until our next annual meeting of shareholders or until his or her successor is elected or appointed.
Our Director Qualification Policy provides that in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” will tender his or her resignation to the Board promptly following our annual meeting. An “uncontested election” means the number of nominees for election is the same as the number of directors to be elected to the Board. The Governance Committee will consider the resignation and recommend to the Board the action to be taken. The Board will make its decision and announce it in a press release within 90 days following the annual meeting, including the reasons for rejecting the resignation, if applicable. A Director who tenders a resignation pursuant to this policy will not participate in any meeting of the Board or the Governance Committee at which the resignation is considered.
The following pages set out the names of the fourteen proposed nominees for election as Directors, together with their municipalities of residence; their age, the year from which each has continually served as a Director of TSX Group, TSX Inc. or their predecessors; their principal occupations and their occupations for the previous five years; other directorships; TSX Group committee memberships; and the number of common shares (including deferred share units) of TSX Group beneficially owned by each proposed nominee.
A Record of Attendance by Directors at meetings of the Board and its committees held during the year ended December 31, 2006 is set out in Schedule B to this Circular.

Wayne C. Fox (1) Chair of TSX Group Oakville, Ontario, Canada Common Shares: nil Deferred Share Units: 38,109 Equity at Risk: $1,921,608(5) Options: nil 2006 Total Compensation: $266,667	Mr. Fox, 59, is the Chair of TSX Group and a Corporate Director. Until September 2005, he was Vice-Chair and Chief Risk Officer, Treasury, Balance Sheet and Risk Management, Canadian Imperial Bank of Commerce (chartered bank). In the previous five years, Mr. Fox held several increasingly senior positions in CIBC and in several CIBC affiliates. In addition, he was a member of the Steering Committee on Regulatory Capital, Institute of International Finance Inc. and on the Board of Governors of McMaster University and Junior Achievement of Central Ontario. In 2006, Mr. Fox became an accredited director through the Directors College program at McMaster University. Mr. Fox also serves on the board of CanadaHelps.org Inc. and is Governor Emeritus of Appleby College.

TSX Group Board Details:

   •   Director since April 29, 1997

   •   Member of: Governance Committee, Human Resources Committee and Public Venture Market Committee (Chair)

   •   Meets Equity Ownership Requirements

   •   Independent

Tullio Cedraschi(1) Montreal, Quebec, Canada Common Shares: nil Deferred Share Units: 12,858 Equity at Risk: $648,352(5) Options: nil 2006 Total Compensation: $113,267	Mr. Cedraschi, 68, is President and Chief Executive Officer of CN Investment Division (investment operations), a position he has held for more than five years. Mr. Cedraschi serves on the company boards of Freehold Resources Limited and Helix Investments (Canada) Inc. He is also a Governor Emeritus of McGill University and a Governor of the National Theatre School.

TSX Group Board Details:

   •   Director since September 25, 2001

   •   Member of: Governance Committee and Human Resources Committee (Chair)

   •   Meets Equity Ownership Requirements

   •   Independent

Raymond Chan Calgary, Alberta, Canada Common Shares: 10,000 Deferred Share Units: 1,170 Equity at Risk: $547,496(5) Options: nil 2006 Total Compensation: $75,500	Mr. Chan, 51, has been President and Chief Executive Officer and a Director of Baytex Energy Trust (energy income trust) since September 2003 following the reorganization of Baytex Energy Ltd. Prior thereto, Mr. Chan was Senior Vice President and Chief Financial Officer and a Director of Baytex Energy Ltd. since October 1998. Mr. Chan has held senior executive positions in the Canadian oil and gas industry since 1982, including serving as chief financial officer at Tarragon Oil and Gas Limited, American Eagle Petroleums Ltd. and Gane Energy Corporation. Mr. Chan serves on the company boards of Defiant Resources Corporation, Rising Sky Energy Ltd. and the Alberta Children’s Hospital Foundation.

TSX Group Board Details:

   •   Director since July 26, 2006

   •   Member of: Finance and Audit Committee

   •   Meets Equity Ownership Requirements

   •   Independent

Raymond Garneau Montreal, Quebec, Canada Common Shares: 1,000 Deferred Share Units: 11,269 Equity at Risk: $617,078(5) Options: nil 2006 Total Compensation: $111,767	Mr. Garneau, 72, is a Corporate Director. Until May 2005, he was Chairman of the Board of Industrial Alliance Insurance and Financial Services Inc. (life insurance and financial services company), a position he held since 2000, and its wholly-owned subsidiaries: The National Life Assurance Company of Canada, Industrial Alliance Pacific Insurance and Financial Services, Industrial Alliance Auto and Home Insurance and Industrial Alliance Trust Company. From 1996 to 2000, he was Chairman of the Board and CEO of Industrial Alliance Insurance and Financial Services Inc. Mr. Garneau is a director of La Foundation Jean-Louis- Lévesque and the C.D. Howe Foundation and is President of the Montreal Cancer Institute.

TSX Group Board Details:

  •   Director since November 25, 2003

  •   Member of: Governance Committee and Human Resources Committee

  •   Meets Equity Ownership Requirements

  •   Independent

John A. Hagg(1) Calgary, Alberta, Canada Common Shares: 5,000 Deferred Share Units: 12,566 Equity at Risk: $877,878(5) Options: nil 2006 Total Compensation: $109,067	Mr. Hagg, 59, is a Corporate Director and an independent businessman. He serves on the board of Tristone Capital Global Inc., Global Railway Industries Ltd., The Fraser Institute and Alberta Mentor Foundation for Youth. Mr. Hagg is also Chairman of the Board of Strad Energy Services Ltd. and a member of the Advisory Board of Northern Plains Capital LLP. Prior to December, 2001 he was Chairman of Northstar Energy Corporation.

TSX Group Board Details:

  •   Director since May 29, 2001

  •   Member of: Human Resources Committee and Public Venture Market Committee

  •   Meets Equity Ownership Requirements

  •   Independent

Harry A. Jaako(1)(2) West Vancouver, British Columbia, Canada Common Shares: nil Deferred Share Units: 9,558 Equity at Risk: $481,953(5) Options: nil 2006 Total Compensation: $104,867	Mr. Jaako, 54, is Chairman, Co-Chief Executive Officer and Principal of Discovery Capital Corporation (venture capital company), a position he has held for more than five years. Mr. Jaako also serves on the boards of British Columbia Discovery Fund (VCC) Inc., Exceptional Technologies Fund 5 (VCC) Inc., TIR Systems Ltd., Texada Software Inc., Vigil Health Solutions Inc., Tri-Link Technologies Inc. and Paradigm Environmental Technologies Inc., as well as various subsidiaries of Discovery Capital Corporation. Mr. Jaako is also the Estonian Honourary Consul for Alberta and British Columbia.

TSX Group Board Details:

  •   Director since August 1, 2001

  •   Member of: Finance and Audit Committee and Venture Market Committee

  •   Meets Equity Ownership Requirements

  •   Independent

J. Spencer Lanthier(1) Toronto, Ontario, Canada Common Shares: nil Deferred Share Units: 9,845 Equity at Risk: $496,424(5) Options: nil 2006 Total Compensation: $117,567	Mr. Lanthier, 66, is a Corporate Director who also serves on the boards of Torstar Corporation, Emergis Inc., Ellis-Don Inc., Gerdau Ameristeel Corporation, Rona Inc. and Zarlink Semiconductor Inc. Mr. Lanthier is also Chairman of the Board of Wellspring and a member of the Advisory Committee of Birch Hill Equity Partners III, LP. When he retired in 1999, Mr. Lanthier was a partner of KPMG Canada and from 1993 until 1999 he was Chairman and Chief Executive of KPMG Canada.

TSX Group Board Details:

  •   Director since February 8, 2000

  •   Member of: Finance and Audit Committee (Chair) and Governance Committee

  •   Meets Equity Ownership Requirements

  •   Independent

Jean Martel(1) Montreal, Quebec, Canada Common Shares: 2,000 Deferred Share Units: 9,708 Equity at Risk: $587,216(5) Options: nil 2006 Total Compensation: $107,867	Mr. Martel, 53, is a Senior Partner of Lavery de Billy (law firm) which he joined in 1999. From 1995 to 1999 he was President and Chief Executive Officer of the Commission des valeurs mobilières du Quebec (the former Quebec Securities Commission, now L’Autorité des marchés financiers). He also serves on the board of the Business Development Bank of Canada, Market Regulation Services Inc., the Office Franco-Québécois pour la Jeunesse, and on the Supervisory Committee of the Investment Funds of the Quebec Bar.

TSX Group Board Details:

  •   Director since October 26, 1999

  •   Member of: Finance and Audit Committee and Public Venture Market Committee

  •   Meets Equity Ownership Requirements

  •   Independent

Owen McCreery(1) Thornhill, Ontario, Canada Common Shares: 4,000 Deferred Share Units: 8,515 Equity at Risk: $624,760(5) Options: nil 2006 Total Compensation: $102,167	Mr. McCreery, 64, is a Consultant (consulting services) and a Corporate Director. Mr. McCreery has been employed in various organizations as an accountant, a financial analyst, a portfolio manager and a partner/director. Mr. McCreery joined Beutel Goodman & Co. Ltd. in 1973 where he held various positions, including Financial Analyst/Portfolio Manager. He subsequently became President of Beutel Goodman & Co. Ltd. in 1994, a position he held until his retirement in 1999.

TSX Group Board Details:

  •   Director since July 9, 2002

  •   Member of: Finance and Audit Committee

  •   Meets Equity Ownership Requirements

  •   Independent

Douglas McGregor Toronto, Ontario, Canada Common Shares: nil Deferred Share Units: 1,769 Equity at Risk: $89,200(5) Options: nil 2006 Total Compensation: $71,000	Mr. McGregor, 50, is Co-President and Managing Director, Head of Global Investment Banking and Equity Markets of RBC Capital Markets (investment dealer) a position he has held since February 2007. In the previous five years, Mr. McGregor held several increasingly senior positions in his firm. Mr. McGregor is a member of the Mount Sinai Hospital Foundation Board.

TSX Group Board Details:

  •   Director since July 26, 2006

  •   Has five years from the date of appointment to meet the Equity Ownership Requirements

  •   Non-Independent (executive officer of a Participating Organization of Toronto Stock Exchange and TSX Venture Exchange)

John P. Mulvihill(1)(3) Toronto, Ontario, Canada Common Shares: nil Deferred Share Units: 11,601 Equity at Risk: $584,969(5) Options: nil 2006 Total Compensation: $103,667	Mr. Mulvihill, 59, is Chairman, Mulvihill Capital Management Inc. (investment counsel), a position he has held for more than five years. Mr. Mulvihill serves on the board of University Health Network and is Chairman of 16 funds listed on Toronto Stock Exchange (Core Canadian Dividend, Government Strip Bond Trust, Pro-AMS U.S., Pro-AMS 100 Plus (Cdn), Pro-AMS 100 Plus (US), Pro-AMS RSP Split Share, Premium Canadian, Premium Oil & Gas, Premium 60 Plus, Premium Global Plus, Premium Canadian Bank, Premium Split Share, Premium Global Telecom, World Financial Split Corp., Top 10 Canadian Financial Trust and Top 10 Split Trust).

TSX Group Board Details:

  •   Director since June 12, 1996

  •   Member of: Governance Committee (Chair)

  •   Meets Equity Ownership Requirements

  •   Independent

Richard Nesbitt Toronto, Ontario, Canada Common Shares: 127,454(4) Equity at Risk: $6,321,842(5) Options: 322,429 2006 Total Compensation: nil(6)	Mr. Nesbitt, 51, is the Chief Executive Officer of TSX Group Inc. (holding company), a position he assumed in December 2004. From September 2001 to December 2004, Mr. Nesbitt was President, TSX Markets. From February 2000 to August 2001, Mr. Nesbitt was President, BayStreetDirect Inc. Mr. Nesbitt also serves on the boards of Market Regulation Services Inc., CanDeal.ca Inc., World Federation of Exchanges and Frontier College Foundation. Mr. Nesbitt is also a member of the Catalyst Advisory Board, Accounting Standards Oversight Committee and the Prostate Cancer Research Foundation of Canada.

TSX Group Board Details:

  •   Director since April 26, 2005

  •   Meets Equity Ownership Requirements

  •   Non-Independent (Chief Executive Officer of TSX Group)

Kathleen M. O’Neill Toronto, Ontario, Canada Common Shares: nil Deferred Share Units: 5,607 Equity at Risk: $282,727(5) 2006 Total Compensation: $110,567	Ms. O’Neill, 53, is a Corporate Director. Prior to January 2005, she was an Executive Vice President, BMO Bank of Montreal. Prior to joining BMO Bank of Montreal in 1994, Ms. O’Neill was with PricewaterhouseCoopers for 19 years including eight years as a tax partner. Ms. O’Neill is a fellow of the Institute of Chartered Accountants of Ontario. In 2005, Ms. O’Neill became an accredited director through the ICD/Rotman School of Management Directors Education Program. She is a member of the Board of Directors of MDS Inc., Canadian Tire Bank, Finning International Inc. and the Canadian Chamber of Commerce. She is on the board of St. Joseph’s Health Centre Foundation, past Chair of the Board of St. Joseph’s Health Centre in Toronto and is active on several other non-profit boards.

TSX Group Board Details:

  •   Director since April 26, 2005

  •   Member of: Finance and Audit Committee and Governance Committee

  •   Meets Equity Ownership Requirements

  •   Independent

Gerri B. Sinclair Vancouver, British Columbia, Canada Common Shares: nil Deferred Share Units: 4,246 Equity at Risk: $214,100(5) 2006 Total Compensation: $109,067	Ms. Sinclair, 59, is the Executive Director, Centre for Digital Media at Great Northern Way Campus (academic institution), a position she has held since November 2006. Ms. Sinclair is also a Strategic Consultant (consulting services) to government and industry, specializing in the areas of telecommunication and emerging technologies. From 2002 to 2004 she was the General Manager of MSN.ca. From 2001 to 2002, Ms. Sinclair was President of B.C. Premier’s Technology Council. Ms. Sinclair also serves on the Board of Ballard Power Systems Inc.

TSX Group Board Details:

  •   Director since April 26, 2005

  •   Member of: Human Resources Committee and Public Venture Market Committee

  •   Has five years from the date of initial election to meet the Equity Ownership Requirements

  •   Independent

(1)	On April 3, 2000, The Toronto Stock Exchange demutualized and continued under the Business Corporations Act (Ontario) as The Toronto Stock Exchange Inc. The Toronto Stock Exchange had a board of governors, which became the Board of Directors of The Toronto Stock Exchange Inc. on demutualization. The Toronto Stock Exchange Inc. was renamed TSX Inc. on July 10, 2002. On November 12, 2002, TSX Inc. completed a corporate reorganization under a court-approved plan of arrangement whereby TSX Group acquired all the outstanding common shares of TSX Inc. and became the holding company of the TSX group of companies which includes TSX Inc.

(2)	Mr. Jaako was a non-management director of Xinex Networks Inc. In 1998, Xinex’s securities were the subject of a cease trade order for a period exceeding 30 consecutive days. In addition, in 1998, Xinex had a receiver appointed to hold and dispose of its assets and, in 1999, it was adjudged bankrupt.

(3)	Mr. Mulvihill is prohibited from purchasing common shares of TSX Group by the terms of employment with his respective employer.

(4)	Includes common shares acquired up to February 28, 2007 under our Employee Share Purchase Plan and 60,810 deferred share units (DSUs) under the Deferred Share Unit Plan for officers.

(5)	Equity at Risk is determined by adding the value of common shares and DSUs owned. The value of common shares is determined with reference to the closing price for our common shares on Toronto Stock Exchange on February 28, 2007, which was $48.85. The value of DSUs is determined with reference to the fair market value of a DSU on February 28, 2007, calculated based on the weighted average trading price of our common shares on Toronto Stock Exchange for the five trading days preceding February 28, 2007, which was $50.424.

(6)	Directors who are our employees do not receive fees for serving as Directors.

Independence and Board Committees
In accordance with our recognition order (“Recognition Order”) issued by the Ontario Securities Commission, the Governance Committee reviewed the relationship of each Director with TSX Group to determine which Directors are independent under Multilateral Instrument 52-110 — Audit Committees, National Policy 58-201 — Corporate Governance Guidelines, our Board of Directors Independence Standards and our Recognition Order. The following chart illustrates the independence of members of the Board and its standing committees as of December 31, 2006:

Directors	Committees (Number of Members)(1)
Public Venture
	Finance and Audit	Governance	Human Resources	Market Committee
	Committee(3) (6)	Committee(4) (6)	Committee(4) (5)	(5)
Independent Outside Directors
Tullio Cedraschi		✓	Chair
Raymond Chan	✓
Wayne C. Fox		✓	✓	Chair
Raymond Garneau		✓	✓
John A. Hagg			✓	✓
Harry A. Jaako	✓			✓
J. Spencer Lanthier	Chair	✓
Jean Martel	✓			✓
Owen McCreery	✓
John P. Mulvihill		Chair
Kathleen M. O’Neill	✓	✓
Gerri B. Sinclair			✓	✓
Outside Director — Not Independent
Douglas McGregor(1)(2)
Management Director — Not Independent
Richard Nesbitt(1)

(1)	The Chief Executive Officer of TSX Group and all other Directors who are not otherwise members may attend all meetings of the Finance and Audit Committee, the Governance Committee, the Human Resources Committee and the Public Venture Market Committee in an ex- officio capacity, but are not entitled to vote.

(2)	Mr. McGregor is not an independent director under National Policy 58-201 — Corporate Governance Guidelines and our Recognition Order as he is an executive officer of a Participating Organization of Toronto Stock Exchange and TSX Venture Exchange.

(3)	In accordance with Multilateral Instrument 52-110 — Audit Committees all members of the Finance and Audit Committee are independent directors.

(4)	In accordance with National Policy 58-201 — Corporate Governance Guidelines all members of the Governance Committee and the Human Resources Committee are independent directors.

Directors’ Compensation and Equity Ownership Requirements
The following summarizes the annual compensation arrangements in effect from May 8, 2003 to April 26, 2006, for non-employee Directors:

Chair of the Board Retainer (1)
- Cash	$100,000	per year
- Deferred Share Units (2)	6,000	per year

Director Retainer
- Cash	$20,000	per year
- Deferred Share Units (2)	2,000	per year

Committee Chair Retainer
- Finance and Audit Committee	$10,000	per year
- Other Committees	$6,000	per year

Committee Member Retainer	$3,000	per year

Board Meeting Attendance Fee	$1,200	per meeting
Committee Meeting Attendance Fee	$1,200	per meeting
Travel Fee(3)	$1,200	per meeting

(1)	The Chair of the Board receives no additional committee or attendance fees.

(2)	A deferred share unit is a bookkeeping entry equivalent to the value of a TSX Group common share, credited to an account to be maintained for the individual Director until retirement from the Board.

(3)	Travel fees are paid to Directors whose return air travel time exceeds six hours per meeting.
On February 1, 2006, the Board, on the recommendation of the Governance Committee, amended the level of Board compensation. The following summarizes the annual compensation arrangements which are in effect from April 26, 2006, for non-employee Directors:

Chair of the Board Retainer (1)
- Cash	$125,000	per year
- Deferred Share Units(2)	$150,000	per year

Director Retainer
- Cash	$30,000	per year
- Deferred Share Units (2)	$50,000	per year

Committee Chair Retainer
- Finance and Audit Committee	$10,000	per year
- Other Committees	$6,000	per year

Committee Member Retainer	$3,000	per year

Board Meeting Attendance Fee	$1,500	per meeting
Committee Meeting Attendance Fee	$1,500	per meeting
Travel Fee(3)	$1,500	per meeting

(1)	The Chair of the Board receives no additional committee or attendance fees.

(2)	A deferred share unit (DSU) is a bookkeeping entry equivalent to the value of a TSX Group common share, credited to an account to be maintained for the individual Director until retirement from the Board. The number of DSUs (including fractional DSUs) to be credited to a Director’s DSU account is determined by dividing the dollar value of the grant by the weighted average trading price of our common shares on Toronto Stock Exchange for the five trading days preceding the date of grant.

(3)	Travel fees are paid to Directors whose return air travel time exceeds six hours per meeting.
On November 29, 2006, the Board, on the recommendation of the Governance Committee, amended the Directors minimum equity ownership requirement from $150,000 to $250,000. Effective April 25, 2007, Directors must achieve ownership of $250,000 of common shares over a five year period (including ownership of DSUs). Until the mandated level of ownership is reached, Directors must take at least 50% of their Board and Committee compensation in the form of DSUs (although Directors are free to elect a higher level of DSU participation). Each DSU has a value based on the value of one common share. We credit

DSUs to a Director’s DSU account by dividing the dollar value of the Director’s Board and Committee compensation by the weighted average trading price for our common shares on Toronto Stock Exchange for the five trading days before the date of payment of a Director’s retainer or attendance fee. DSUs can only be redeemed at the time a Director ceases to be a Director. We will not issue or transfer any common shares on redemption of DSUs; only cash payments will be made.
The following table reflects the fees earned by the non-executive Directors for attending Board and Committee meetings in 2006. Directors who are our employees do not receive fees for serving as Directors. We also reimburse Directors for out-of-pocket expenses incurred in connection with meetings of the Board of Directors or any committee of the Board.

									Portion of
		Equity	Committee	Committee	Board	Committee		Total	Fees
	Board	Grant	Chairman	Member	Attendance	Attendance	Total	Fees Paid	taken in
	Retainer	(DSUs)(1)	Retainer	Retainer	Fee	Fee	Fees Paid	in Cash	DSUs
Director	($)	($)	($)	($)	($)(2)	($)(2)	($)	($)	(#)
Tullio Cedraschi	26,667	50,000	6,000	3,000	14,100	13,500	113,267	—	2,698
Raymond Chan(3)(4)	15,000	50,000	—	1,500	6,00	3,000	75,500	25,500	1,170
Wayne C. Fox (5)	116,667	150,000	—	—	—	—	266,667	—	6,115
Raymond Garneau	26,667	50,000	—	6,000	15,600	13,500	111,767	—	2,635
John A. Hagg	26,667	50,000	—	6,000	15,600	10,800	109,067	—	2,607
Harry A. Jaako	26,667	50,000	—	6,000	14,100	8,100	104,867	40,585	1,498
J. Spencer Lanthier	26,667	50,000	10,000	3,000	15,600	12,300	117,567	33,783	1,948
Jean Martel	26,667	50,000	—	6,000	15,600	9,600	107,867	28,933	1,844
Owen McCreery	26,667	50,000	—	3,000	15,600	6,900	102,167	52,167	1,142
Douglas McGregor(3)(4)	15,000	50,000	—	—	6,00	—	71,000	—	1,769
John P. Mulvihill	26,667	50,000	6,000	—	15,600	5,400	103,667	—	2,475
Kathleen M. O’Neill	26,667	50,000	—	6,000	15,600	12,300	110,567	—	2,494
Gerri B. Sinclair	26,667	50,000	—	6,000	15,600	10,800	109,067	29,533	1,743
Total	413,337	750,000	22,000	46,500	165,000	106,200	1,503,037	210,501	30,138

(1)	On April 26, 2006, the Board granted $150,000 in DSUs to the Chairman of the Board and $50,000 in DSUs to each Director.

(2)	See Schedule B on page 40 for attendance at Board and Committee meetings.

(3)	Messrs. Chan and McGregor were appointed to the Board on July 26, 2006.

(4)	In accordance with our Deferred Share Unit Plan for Non-Executive Directors, Messrs. Chan and McGregor were each granted $50,000 in DSUs on July 26, 2006, the date of their appointment to the Board.

(5)	Effective April 26, 2006, the Chair of the Board receives $125,000 of cash and $150,000 in DSUs as compensation and no additional committee or attendance fees are paid.
Director Equity Ownership
The table on page 16 shows, as at December 31, 2006, the number of common shares of TSX Group owned by each Director, the number of DSUs held by each Director, and, for those Directors who were directors in 2005 and 2006, the change from December 31, 2005 to December 31, 2006. Effective April 25, 2007 Directors must achieve ownership of $250,000 of common shares over a five year period (including ownership of DSUs).
As at December 31, 2006, all Directors were above the new minimum equity ownership level, with the exception of Mr. McGregor who was appointed to the Board on July 26, 2006 and Ms. Sinclair who was elected to the Board on April 26, 2005. Mr. McGregor will have until July 2011 and Ms. Sinclair will have until April 2010 to meet the minimum equity ownership requirements set by the Board.

Non-executive Directors do not receive grants of share options. The total value of common shares and DSUs is the amount each Director has at risk in TSX Group as at February 28, 2007.

						Equity at Risk
		Number of		Total Number of	Equity	Multiple of
		Common	Number	Common Shares	at Risk(1)	Annual
Directors	Year	Shares	of DSUs	and DSUs	($)	Retainer
Tullio Cedraschi	2006	—	12,858	12,858	648,352	8.1
	2005	—	10,160
	Change	—	2,698
Raymond Chan(2)	2006	10,000	1,170	11,170	547,496	6.8
Wayne C. Fox(3)	2006	—	38,109	38,109	1,921,608	7.0
	2005	—	31,994
	Change	—	6,115
Raymond Garneau	2006	—	11,269	12,269	617,078	7.7
	2005	1,000	8,634
	Change	—	2,635
John A. Hagg	2006		12,566	17,566	877,878	11.0
	2005	5,000	9,959
	Change		2,607
Harry A. Jaako	2006	—	9,558	9,558	481,953	6.0
	2005	—	8,060
	Change	—	1,498
J. Spencer Lanthier	2006	—	9,845	9,845	496,424	6.2
	2005	—	7,897
	Change	—	1,948
Jean Martel	2006	—	9,708	11,708	587,216	7.3
	2005	2,000	7,864
	Change	—	1,844
Owen McCreery	2006	—	8,515	12,515	624,760	7.8
	2005	4,000	7,373
	Change	—	1,142
Douglas McGregor(2)	2006	—	1,769	1,769	89,200	1.1
John P. Mulvihill	2006	—	11,601	11,601	584,969	7.3
	2005	—	9,126
	Change	—	2,475
Richard Nesbitt (4)(5)	2006	127,454	—	127,454	6,321,842	N/A
	2005	124,454
	Change	3,000
Kathleen M. O’Neill	2006	—	5,607	5,607	282,727	3.5
	2005	—	3,113
	Change	—	2,494
Gerri B. Sinclair	2006	—	4,246	4,246	214,100	2.7
	2005	—	2,503
	Change	—	1,743

(1)	Equity at Risk is determined by adding the value of common shares and DSUs owned. The value of common shares is determined with reference to the closing price for our common shares on Toronto Stock Exchange on February 28, 2007, which was $48.85. The value of DSUs is determined with reference to the fair market value of a DSU on February 28, 2007, calculated based on the weighted average trading price of our common shares on Toronto Stock Exchange for the five trading days preceding February 28, 2007, which was $50.424.

(2)	Messrs. Chan and McGregor were appointed to the Board on July 26, 2006.

(3)	Mr. Fox’s equity at risk multiple is calculated based on the annual retainer received as Chair of the Board. Mr. Fox’s equity at risk multiple when calculated based on the Directors’ annual retainer is 24 times.

(4)	As Chief Executive Officer of TSX Group, Mr. Nesbitt is required to achieve ownership of common shares with a value equal to three times his base salary over a three year period. We include DSUs for purposes of satisfying Mr. Nesbitt’s equity ownership requirement.

(5)	Includes common shares acquired up to February 28, 2007 under our Employee Share Purchase Plan and 60,810 DSUs under the Deferred Share Unit Plan for officers.

Appointment of Auditor and Auditor’s Remuneration
The Board recommends that shareholders re-appoint KPMG LLP as our auditor and authorize the Directors to fix the auditor’s remuneration. Representatives of KPMG LLP will be present at the Meeting. KPMG LLP has served as our auditor since TSX Group was formed on August 23, 2002 and as auditor of TSX Inc. and its predecessors since 1993.
The persons named in the enclosed proxy intend to vote for the re-appointment of KPMG LLP, Chartered Accountants, 199 Bay Street, Commerce Court West, Toronto, Ontario, M5L 1B2, as our auditor to hold office until the next annual meeting of shareholders and in favour of authorizing the Directors to fix the auditor’s remuneration.
The aggregate fees billed by KPMG LLP, TSX Group’s auditor, for professional services rendered in 2006 and 2005, are set out below:

	Fees billed by KPMG LLP	Fees billed by KPMG LLP
Service Rendered	in Fiscal 2006	in Fiscal 2005
Audit Fees (1)	$459,101	$223,575
Audit Related Fees (2)	$52,255	$71,181
All Other Fees (3)	$16,150	$16,150

(1)	For the audit of our financial statements and the pension plan for our employees and for services normally provided by the auditor in connection with statutory and regulatory filings. Audit fees for these services for the years 2006 and 2005 were $322,000 and $296,400, respectively. Differences from the amounts above are the result of the timing of actual billing for services rendered.

(2)	For assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in (1), including review of quarterly financial statements. Fees for these services for the years 2006 and 2005 were $115,000 and $106,500, respectively. Differences from the amounts above are the result of the timing of actual billing for services rendered.

(3)	For products and services other than the fees reported in (1) and (2), including internal audit control advisory services.
Amendments to Share Option Plan
In 2002, we obtained shareholder and regulatory approval to implement our share option plan, and the Board and Toronto Stock Exchange approved a subsequent amendment in 2003. The purpose of the share option plan is to (i) support the achievement of our performance objectives; (ii) ensure that interests of key persons are aligned with our success; and (iii) provide compensation to attract, retain and motivate senior management critical to the long-term success of TSX Group. Details of the current share option plan are included under the heading “Disclosure of Compensation and Other Information — Long Term Compensation” on page 21.
On June 6, 2006, Toronto Stock Exchange published a Staff Notice updating previously issued guidance on amendment procedures for share option plans and extending the option expiry date during a blackout period.
Amendment Provisions
The share option plan currently has a general amendment provision, authorizing the Board or the Human Resources Committee to amend, suspend or terminate the share option plan, subject to any required Toronto Stock Exchange or shareholder approval. In the past Toronto Stock Exchange would determine if the proposed amendment was sufficiently material to require shareholder approval.
Effective June 30, 2007, Toronto Stock Exchange will require that any security based compensation plan, which includes a share option plan, contain specific details as to whether shareholder approval will be required for a particular type of amendment. In the absence of a detailed amendment procedure, Toronto Stock Exchange will require us to obtain shareholder approval for all amendments, including amendments considered to be of a “housekeeping” nature. The purpose of a detailed amendment procedure is to clearly distinguish in the share option plan the type of amendments which will require shareholder approval and those which can be made by the Board or the Human Resources Committee without shareholder approval. All amendments will continue to be subject to any required regulatory review or approval.
We propose to amend the current amendment provision in our share option plan, to set out the circumstances under which the Board or the Human Resources Committee may not, without the approval of our shareholders, make amendments to the share option plan. Shareholder approval will be required in each instance, for the following amendments to the share option plan:
(i)	to increase the number of our common shares reserved for issuance under the share option plan;

(ii)	to reduce the exercise price of an option (including a cancelling and then reissuing of an option at a reduced exercise price to the same participant);

(iii)	to expand the category of eligible persons that can participate in the share option plan;

(iv)	except as contemplated by the share option plan, to extend the term of an option granted beyond the original expiry date; and

(v)	to allow for the issuance of deferred or restricted share units or any other provision which results in participants receiving common shares while no cash consideration is received by TSX Group.
Notwithstanding the above proposed amendments shareholder approval will not be required for any adjustments that may be made to the issuable shares or the exercise of outstanding options pursuant to the section of the share option plan that provides for appropriate adjustments under certain events. Such events include share splits, share dividends, combinations or exchanges of shares, mergers, consolidations, spin-offs or other distributions (other than normal cash dividends) of our assets to shareholders, or any other alteration of our share capital affecting common shares.
The Board or the Human Resources Committee may continue to make all other amendments without shareholder approval, subject to any required regulatory review or approval, to our share option plan on matters including but not limited to, the vesting provisions applicable to any outstanding grant of options; the termination of our share option plan; adding or amending any form of financial assistance provisions to the share option plan; amendments designed to comply with applicable laws or regulatory requirements; and “housekeeping” and administrative changes.
Blackout Period Extension
As a part of our corporate governance practices, and trading policies, we have certain self-imposed periods, from time to time, where insiders and employees are restricted from trading TSX Group’s securities. These restricted trading periods are commonly referred to as the “blackout periods”. Toronto Stock Exchange’s Staff Notice acknowledges that insiders and employees of issuers should not be disadvantaged for not being permitted to exercise their options before they expire during a blackout period. As a result, Toronto Stock Exchange allows issuers to amend their share option plan to extend the expiration date of options that will expire during or soon after such blackout period for a fixed number of days after a blackout period. This amendment is subject to shareholder approval.
If the option expires during the blackout period, the proposed amendment to our share option plan will extend the expiry date of the option for ten business days after the end of the last day of the blackout period. Also, if the option expires within 10 business days after the end of the blackout period, the expiry date will be extended to allow for a total of 10 business days after the blackout period. For example, if the option expires four business days after the blackout period, the option’s expiry date will be extended an additional six business days.
Votes Required to Pass the Resolution
These amendments to the share option plan were approved by the Board on February 27, 2007, subject to shareholder and regulatory approvals. Toronto Stock Exchange has reviewed and conditionally approved these proposed amendments to the share option plan, subject to shareholder approval.
The resolution approving the amendments described above to our share option plan, must be approved by a simple majority of the votes cast by the shareholders present in person or represented by proxy at the Meeting, failing which these amendments to the share option plan will not be made effective. The persons named in the enclosed proxy intend to vote for approval of the amendments to our share option plan.
Disclosure of Compensation and Other Information
Composition of the Human Resources Committee
The Human Resources Committee of the Board of Directors (the “Committee”) is composed of five Directors: Tullio Cedraschi (Chair), Wayne C. Fox, Raymond Garneau, John A. Hagg, and Gerri B. Sinclair, who are all independent Directors. The Committee’s complete Charter is available on our web site at www.tsx.com.
Human Resources Committee Report on Executive Compensation
The Committee’s role is to ensure that we attract and retain a capable executive team which will enhance our growth and profitability. We believe that effective compensation principles and practices are fundamental to achieving this objective.
One of the Committee’s principal responsibilities is to review and recommend to the Board the Chief Executive Officer’s annual compensation and to review and approve the other executive officers’ annual compensation. In addition, the Committee oversees the compensation policies and programs for executive officers. The Board has final approval on the compensation philosophy, guidelines and plans for compensating executive officers.
In determining our executive compensation levels, the Committee relies on external consultants to provide competitive benchmark information and to assist in the review and design of pay programs. By using competitive pay information and assessing executive performance, the Committee is able to evaluate the appropriateness of executive compensation each year.
Principles of Executive Compensation
The Committee oversees the compensation program for our officers, including the Named Executive Officers (determined in accordance with applicable securities legislation). The objectives of the program are to:
•	attract and retain executives critical to our short and long-term success;

•	provide executives with compensation that is market competitive and reflects individual performance;

•	focus executives on key business factors that affect shareholder value; and

•	reflect the highest standards of good governance.

The executive compensation program is designed to provide median competitive pay when corporate and individual performance meet established objectives. It is also designed to provide significant upside opportunity for superior corporate and individual performance. In developing a total compensation structure for officers, the Committee benchmarks the pay of comparable positions in companies within selected comparator groups. For this purpose, the primary sample is made up of companies in a broad cross section of industries. For the Chief Executive Officer and other corporate executives, this sample was comprised of widely held publicly traded Canadian companies with revenues between $100 million and $4 billion. Pay practices of specialized sample groups are benchmarked as a secondary reference and customized by position to reflect specialized skills, where applicable. The Committee believes that these samples are both appropriate and responsible given that there is no directly comparable group of Canadian companies (that is, stock and energy exchanges). When determining compensation for the CEO, the Committee also reviewed the compensation of CEOs of other public stock exchanges internationally.
The design of the compensation program puts a significant portion of executive pay at risk. The more senior the executive, the greater the portion of pay that is variable. For the CEO, approximately 65% of direct pay is at risk and for the other Named Executive Officers; approximately 55% of direct pay is at risk. Direct pay is defined as base salary plus annual short-term and long-term incentive compensation at target.
On December 1, 2006, TSX Group acquired Shorcan Brokers Limited (“Shorcan”), Canada’s first inter-dealer fixed income broker. The President and CEO of Shorcan was appointed to the Senior Management Team of TSX Group as Senior Vice President, Fixed Income. Shorcan’s compensation programs have not been integrated into other TSX Group compensation programs but are managed under the oversight of the Committee, through discrete compensation arrangements unique to Shorcan and its competitive market.
Base Salary
Each year, the Committee reviews the base salaries of the executive officers. The Committee adjusts base salaries, as needed, relative to the competitive market for each executive officer’s position, performance, responsibility, and contribution. Base salaries are targeted at the median of the market.
Short-Term Incentive Plan
We use a “balanced scorecard” approach to fund the annual short-term incentive plan. The scorecard provides comprehensive performance measures and indicators and enables us to evaluate performance and progress with respect to critical short-term corporate goals.
Short-term incentive plan funding is based on the balanced scorecard results. If the balanced scorecard results exceed target, the short-term incentive plan funding will be greater than target. If the balanced scorecard results are below target, the short-term incentive plan funding will be below target. If performance falls below specified thresholds on all measures, the balanced scorecard will not generate any short-term incentive plan funding.
Four categories of performance are measured in the balanced scorecard:
•	financial,

•	customer satisfaction,

•	business process and new initiatives, and

•	employee measures.
We measure performance by comparing actual results against short-term corporate performance targets established for the year. In this way, we align compensation with measured success towards achieving short-term financial performance and long-term strategic goals. We pay varying levels of bonuses for achieving target level of individual performance. For 2006, the target level of bonuses ranged from 35% to 60% of salary depending on the level of the officer.
The Committee approves the scorecard objectives and the results annually. For 2006, financial measures (net income, operating expense control and revenue from new initiatives) accounted for 50% of the award opportunity. The other 50% was made up of measures dealing with customers (for example, trading system availability), business process and new initiatives (such as key new product initiatives and corporate development activities), and employee specific measures. The Committee considers team and individual contribution in determining individual bonus awards.
The short-term incentive plan for Shorcan’s President and CEO is measured on key financial and market share metrics unique to Shorcan. These measures have defined thresholds below which no incentive payment will be made.
Long-Term Compensation
Our long-term incentive program is designed to motivate executive and management participants to increase their focus on shareholder value. We provide long-term incentives in the form of share options and restricted share units. Employees or officers (and those of designated subsidiaries) at or above the director-level or employees below director-level designated by the Chief Executive Officer are eligible to participate in our long-term incentive program. Employees of Shorcan do not currently participate in the long-term incentive program.
We grant eligible participants a total dollar value, based on the participants’ level of responsibility, market competitiveness and individual performance. We grant half of the total award in share options and half in performance based restricted share units.
Share Option Plan
Our share option plan has been designed to motivate participants to increase focus on shareholder value. The Committee administers the share option plan in compliance with applicable laws and the requirements of Toronto Stock Exchange on which our common shares are listed.
On February 27, 2007, the Board approved, on recommendation of the Committee, a number of amendments to the share option plan that do not require shareholder approval. These additional amendments included various minor changes to the text of the share option plan to improve its clarity and consistency. The amendments also limited the aggregate number of common shares issuable to our insiders at any time, and issued to our insiders within any one year period. Such number of common shares cannot exceed ten percent (10%) of our issued and outstanding common shares. Details of the amendments to the share option plan which require shareholder approval are included under the heading “Amendments to Share Option Plan” on page 17.
Employees or officers (and those of our designated subsidiaries) at or above the director-level are eligible to be granted share options under the option plan. We have reserved 4,491,554 common shares for issuance upon exercise of options granted under the share option plan, representing approximately 6.5% of our outstanding common shares. The exercise price of a share option will not be less than the fair market value of our common shares, being the weighted average trading price of our common shares on Toronto Stock Exchange, for the five trading days immediately preceding the effective date (such weighted average is referred to in this Circular as “fair market value”), which in this case is calculated as at the grant date. The Committee determines the vesting schedule and term of options subject to a maximum ten (10) year term.

Employees who are granted share options are prohibited from ‘monetizing’ unvested share options. Also, we do not currently provide financial assistance to facilitate the purchase of common shares under the share option plan.
Share Option Grant History
The following table sets forth the number of share options granted, date of grant, grant price, vesting schedule and term, since the first grant in January 2003.

	Securities
	under Options	Outstanding
	Granted	Options	Exercise Price	Vesting
Grant Date	(#)	(#)	($/security)	Schedule	Term of Grant

February 9, 2007 (1)	207,471	207,471	$53.037
November 3, 2006 (2)	4,188	4,188	$48.391
May 5, 2006 (2)	9,670	9,670	$47.304	33.3% on each of the first
February 10, 2006	180,404	177,772	$49.635	three anniversaries	7 year term
May 5, 2005 (2)	6,796	5,560	$31.113	of the date of grant (3)
February 2, 2005 (3)	100,000	100,000	$29.636
February 2, 2005	277,686	184,386	$29.636
March 31, 2004 (2)	27,200	16,600	$26.447
January 28, 2004	423,600	131,234	$22.403
July 2, 2003 (2)(4)	50,000	12,500	$14.167	25% on each of the first
January 30, 2003 (2)(4)	40,000	18,000	$11.102	four anniversaries	10 year term
January 2, 2003 (4)	1,450,000	247,400	$10.529	of the date of grant
Total:	2,777,015	1,114,781

(1)	In determining the award sizes, the Committee considered the target number of options required to meet the median total direct compensation policy described above under the section “Principles of Executive Compensation” and grants made in 2006.

(2)	Additional options granted “off cycle” to employees who joined, or were promoted, outside of the annual grant process.

(3)	Award granted to Mr. Nesbitt in recognition of his appointment as CEO. The CEO appointment grant vests 100% on the third anniversary of the date of grant. This grant of 100,000 options will vest on February 2, 2008.

(4)	On December 31, 2003, we paid a special dividend of $2.50 per common share on all our outstanding common shares. To address the significant decrease in value of share options as a result of this special dividend, the Board approved special deferred bonus payments to holders of share options. For each option granted in 2003, we paid to each option holder who was employed on the applicable payment date a cash amount of $2.50 per option payable in four equal instalments ending December 2006, essentially in line with the period over which the share options vested.
As at February 28, 2007, the total number of (a) common shares issued on the exercise of options granted under the share option plan and (b) issuable under outstanding options granted under the share option plan, and the respective percentages of our issued and outstanding common shares represented by those shares, was as follows:

Common Shares Issuable Under
Common Shares Issued	Outstanding Options

1,108,446 (1.6%)	1,114,781 (1.6%)

Under no circumstances may any one person’s share options and all other share compensation arrangements exceed five percent (5%) of the outstanding common shares of TSX Group.
Options may not be transferred and may be exercised only while optionees remain employees. If an optionee’s employment is terminated:
(a)	Voluntarily by the optionee resigning, the optionee may exercise each option held which is exercisable as at the time of resignation, during the period ending thirty (30) days after the resignation date, after which all unexercised options held by the optionee will expire.

(b)	Without just cause, the optionee may exercise each option held which is exercisable as at the time of termination, during the period ending ninety (90) days after the termination date (which is the last date such optionee ceases to perform employment services and does not include any applicable period of statutory or common law notice or severance) after which all unexercised options held by the optionee will expire.

(c)	For just cause, each option held by the optionee will cease to be exercisable on the termination date (which is the last date such optionee ceases to perform employment services and does not include any applicable period of statutory or common law notice or severance).

(d)	As a result of retirement, the optionee may exercise each option held by the optionee which is exercisable as at the time of the termination date during the period ending thirty-six (36) months after the termination date after which all unexercised options held by the optionee will expire (which is the last date such optionee ceases to perform employment services and does not include any applicable period of statutory or common law notice or severance).

(e)	As a result of death, the optionee’s legal representatives may exercise each option held by the optionee which is exercisable as at the date of death during the period ending twelve (12) months after the date of death after which all unexercised options held by the optionee will expire.
Notwithstanding the foregoing, no option may be exercised after the expiry date.
Our share option plan does not provide for automatic accelerated vesting of share options in cases where employment is terminated, upon retirement, or if there is a change of control of TSX Group.
Under the share option plan, the Committee may, at any time, subject to any required regulatory approval or shareholder approval, and prior approval of Toronto Stock Exchange, amend, suspend or terminate the share option plan in whole or in part. The proposed amendments to our share option plan, among other things, (See “Business of the Meeting – Amendments to Share Option Plan”) revise the amending provisions in the share option plan to specify that certain types of amendments cannot be made by the Board or the Committee without shareholder approval while other types of amendments can be made by Board or the Committee.
Restricted Share Unit Plan
We originally adopted the Employees’ Restricted Share Unit Plan (“RSU Plan”) in 2002 to convert the 2001 and 2002 awards under the interim bonus plan, in lieu of a long-term compensation plan. In 2004, we amended the RSU Plan to further align management’s interest with that of our shareholders, as described below.

Employees or officers (or those of our designated subsidiaries) at or above the director-level, or employees below the director-level designated by the Chief Executive Officer, are eligible to be granted restricted share units under the RSU Plan.
A restricted share unit is a bookkeeping entry that is credited to an account maintained for the individual entitled to the restricted share unit. The initial grant price of a restricted share unit is the closing price of one of our common shares on Toronto Stock Exchange as of the close of business on December 31, or the last trading day of the previous year.
We credit additional restricted share units, or fractional restricted share units, to an individual’s account to reflect notional equivalents of dividends paid on our common shares. In this Circular, the term “ RSU” will refer to the aggregate of restricted share units, and the additional restricted share units, or fractional restricted share units, credited to reflect the notional equivalents of dividends paid on our common shares.
RSUs vest on December 31 of the second calendar year following the year in which the RSUs were granted. Upon vesting, RSUs are redeemed as described below, and a lump sum cash payment is made to the participant.
Upon redemption, we adjust the number of RSUs by a total shareholder return performance factor (“TSR” ). TSR represents the appreciation on our common shares plus dividends paid over the term of the RSUs, and determines the degree to which the number of RSUs are adjusted. For example, if target TSR is achieved, the number of RSUs vest at 100%. If target TSR is exceeded, the number of RSUs will be adjusted upwards to a maximum of 180%. If target TSR is not achieved, the number of RSUs will be adjusted downward. In any event, 25% of the number of RSUs will be valued and paid upon redemption.
RSUs are valued using the fair market value per common share determined as at the date of redemption.
RSU Grant History
The following table sets out the number of RSUs granted, initial RSU value, vesting date, RSU minimum and maximum estimates and actual redemption value for RSUs granted since 2004.

	RSUs		Initial Value per Unit		RSU Minimum and
	Granted(1)		(closing price of common		Maximum Estimates
	Target # of	Vesting and	shares on Toronto Stock		Minimum #	Maximum #	Redemption
Year of	Units	Redemption	Exchange on applicable date)		of Units(2)	of Units(2)	value
Grant	(#)	Date		($)	(#)	(#)	($)

2007	55,120	December 31, 2009	$46.610	December 29, 2006	13,780	99,216	—
2006(3)	56,507	December 31, 2008	$46.830	December 30, 2005	14,127	101 ,713	—
2005	90,800	December 31, 2007	$26.845	December 31, 2004	22,700	163 ,440	—
2004(4)	121,530	December 31, 2006	$21.450	December 31, 2003	30,383	218,754 (5)	$7,515,640

(1)	We credit additional RSUs, or fractional RSUs, to an individual’s account to reflect notional equivalents of dividends paid on our common shares.

(2)	The minimum (25%) and maximum (180%) number of RSUs do not include additional RSUs or fractional RSUs that would be credited to reflect notional equivalents of dividends paid during the RSU term.

(3)	In 2006, additional RSUs were granted “off cycle” to employees who joined, or were promoted, after the published date of last year’s Management Information Circular.

(4)	The 2004 RSUs vested on December 31, 2006 and were paid out based on the maximum 180% multiplier.

(5)	The actual number of units on which the 2004 payout was based was less than the 21 8,754 maximum estimate due to the forfeiture of RSUs upon employee resignation or termination prior to the vesting and redemption date.

RSUs are not transferable or assignable other than by will or the laws of descent and distribution. If the employee has resigned or employment is terminated for cause prior to the vesting date of the RS Us, the employee forfeits all right, title and interest with respect to the RSUs. If employment has ceased prior to the vesting date for any reason other than resignation or termination for cause, the number of RSUs is pro-rated for time, and the TSR is calculated and pro-rated based on the last day of the preceding completed calendar quarter. The lump sum cash payment is equal to the performance adjusted number of RSUs multiplied by the fair market value per common share determined as at the date of termination (net of any applicable withholdings).
Our RSU plan does not provide for automatic accelerated vesting of RSUs in cases where employment is terminated, upon retirement, or if there is a change of control of TSX Group.
Under the RSU Plan, the Committee may, at any time, subject to any required regulatory approval or shareholder approval, amend, suspend or terminate the RSU Plan in whole or in part.
Equity Ownership Requirements
To further align the interests of our officers with those of our shareholders we mandate minimum equity ownership for each of our officers, including the Named Executive Officers. We require that officers achieve a level of equity ownership that is a multiple of one to three times base salary depending on seniority as follows:

Chief Executive Officer	-	three times salary
Executive Vice Presidents	-	two times salary
Senior Vice Presidents	-	two times salary
Vice Presidents	-	one times salary
We require that officers achieve the minimum level of ownership over a three-year period. We include deferred share units and additional deferred share units, or fractional deferred share units, credited to reflect notational equivalents of dividends paid on our common shares for purposes of satisfying an officer’s equity ownership requirement.
The CEO is required to pre-disclose to the public the intention to sell or purchase TSX Group common shares, including the exercise of options. The disclosure must occur two business days prior to the transaction.
The following table sets forth the equity ownership information for the Named Executive Officers as at February 28, 2007.

					Total
			Deferred Share		Equity
	Common Shares		Units		Ownership	Multiple of
Named Executive Officer	(#)	($)(1)	(#)	($)(2)	($)	Salary

Richard Nesbitt	66,644	3,255,559	60,810	3,066,283	6,321,843	11.5
Michael S. Ptasznik	9,892	483,224	22,865	1,152,945	1,636,169	5.5
John B. Cieslak	18,923	924,389	54,930	2,769,790	3,694,179	10.6
Rik Parkhill	30,300	1,480,155	19,025	959,317	2,439,472	6.5
James P. Magee(3)	—	—	—	—	—	—

(1)	The closing price for our common shares on Toronto Stock Exchange on February 2 8, 2007, was $48.85.

(2)	The fair market value of a deferred share unit on February 28, 2007, was $50.424.

(3)	Mr. Magee has until December 1, 2009 to achieve the minimum equity ownership requirements.

Deferred Share Unit Plan
For the years 2001 and 2002, we awarded grants to executive officers and director-level employees under the interim bonus plan which we introduced in lieu of a long-term compensation plan for those years. The interim bonus plan provided eligible employees with a deferred award based on our annual financial performance. For executive officers we converted the deferred awards into deferred share units. A deferred share unit is a bookkeeping entry that is credited to an account maintained for the individual entitled to the deferred share unit. The fair market value of a deferred share unit is based on the weighted average trading price of our common shares on Toronto Stock Exchange for the five trading days before the applicable conversion date. We credit additional deferred share units or fractional deferred share units to an individual’s account to reflect notional equivalents of dividends paid on our common shares. In this Circular, the term “DSU” will refer to the aggregate of deferred share units and additional deferred share units, or fractional deferred share units, credited to reflect notional equivalents of dividends paid on our common shares.
We converted the awards for 2001 at our initial public offering share price of $9.00, and for 2002 at the share price of $10.566, the weighted average price for the five trading days before December 31, 2002. The terms governing the DSUs granted under the interim bonus plan are otherwise identical to the terms set out below. All DSUs granted under the interim bonus plan are now fully vested.
In addition, to assist our officers to meet their equity ownership requirements, we give officers the opportunity to convert all or part of their short-term incentive award to DSUs. We limit this opportunity to those officers who have not yet achieved their required level of equity ownership. Our officers converted the following short-term incentive amounts into DSUs:

	Short-term Incentive	Fair Market Value
	Elected for Deferral(1)	per DSU	Number of DSUs
Year of Deferral	($)	($)	(#)

2007	$29,375	$52.205	563
2006	$275,000	$49.126	5,598
2005	$117,200	$29.638	3,954
2004	$290,000	$24.798	11,694

(1)	Represents the previous year’s short-term incentive total dollar amount elected for conversion to DSUs.
DSUs are not transferable or assignable other than by will or the laws of descent and distribution. If an employee retires or otherwise ceases to be an employee (other than for reason of death), the employee must file a notice of redemption on or before December 15 of the first calendar year which commences after the date of retirement or termination. We will then pay the employee a lump sum cash payment (net of any applicable withholdings) equal to the number of DSUs vested as of the filing date multiplied by the fair market value per common share determined as at the date of filing the notice of redemption. If an employee dies while employed (or after ceasing to hold all positions but before filing a notice of redemption), then within 90 days of the employee’s death, we must redeem all of the employee ’s DSUs and make a lump sum cash payment to or for the benefit of the legal representative of the employee. The lump sum payment will be equal to the number of DSUs as of the date of the employee’s death multiplied by the fair market value per common share determined as of the date of the employee’s death.

Under the Deferred Share Unit Plan, the Committee may, at any time, subject to any required regulatory approval or shareholder approval, amend, suspend or terminate the Defer red Share Unit Plan in whole or in part.
Compensation of the Chief Executive Officer
The Governance Committee of the Board assesses the overall performance of the Chief Executive Officer (“CEO”) each year. The Committee conducts its review of the CEO’s contribution considering financial and non-financial components. The Committee then considers this assessment in determining the CEO’s salary and recommending the CEO’s short and long-term compensation awards to the Board of Directors.

Components	Measures

Financial Results	Deliver the financial plan and targeted long-term earnings per share growth.

Customer/Shareholder	Enhance relationships with customers and shareholders. Develop strong relationships with the investment community.

Growing the Franchise	Refine strategies for future growth through innovation and improved operations in trading, market data, listings and technology. Develop strategies for growth beyond existing operations, planning for the longer term beyond five years.

Operational Efficiency	Prioritization of new products and services, including investments and acquisitions. Maintain target availability of systems.

Leadership and Values	Demonstrate the behaviours defined by the TSX leadership criteria and corporate values as adopted by the Senior Management Team.
In assessing Mr. Nesbitt’s contribution, the Governance Committee placed the greatest consideration on the delivery of the 2006 financial plan and contribution towards the long-term annual earning per share growth rate, the results of which significantly exceeded targets. Further recognition was given to Mr. Nesbitt’s strategy for future growth through innovation and improved operations in trading , market data , listings, technology and corporate development activity. Mr. Nesbitt continued to focus on a customer-centric culture and built a disciplined and effective investor relations program.
For 2006, no adjustment was made to Mr. Nesbitt’s annual base salary of $500,000. Mr. Nesbitt’s annual base salary was adjusted to $550,000, effective January 1, 2007.
Mr. Nesbitt’s 2006 annual target short-term bonus remained at 60% of salary. Mr. Nesbitt received an annual bonus of $725,000 for 2006 performance. This amount was determined in accordance with the corporate balanced scorecard results and the Governance Committee’s assessment of the CEO’s contribution.
A long-term incentive grant for 2007 made to Mr. Nesbitt was valued at $725,000 and consists of 33,439 share options and 8,500 RSUs.
Submitted by the Human Resources Committee:
Tullio Cedraschi – Chair, Wayne C. Fox, Raymond Garneau, John A. Hagg and Gerri B. Sinclair.

Performance Graph
This graph compares the total cumulative shareholder return for $100 invested in TSX Group common shares on November 12, 2002 with the cumulative total return, including dividend reinvestment, of the S&P/TSX Composite IndexTM for the period from November 12, 2002, the date our common shares began trading on Toronto Stock Exchange, through to and including December 31, 2006.
Performance Graph
600 500 llars ($) 400 300
Do
200 100
November December December December December December 12, 2002 31, 2002 31, 2003 31, 2004 31, 2005 31, 2006 TSX 100 106.5 245.74 314.78 562.63 575.5 S&P/TSX Composite 100 104.9 132.90 152.14 188.85 221.45 Total Return Index
S&P is a trade-mark owned by The McGraw-Hill Companies, Inc. and is used under license.

Compensation of Named Executive Officers
The following tables present information about compensation of our Named Executive Officers (determined in accordance with applicable securities legislation). The following table sets out the total compensation awarded to, earned by, or paid to, each of the Named Executive Officers for services rendered to us by that individual in all capacities:
Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
					Securities
					Under
				Other Annual	Options/SAR	Deferred Share	LTIP	All Other
Name & Principal		Salary	Bonus	Compensation	Granted	Units	Payouts	Compensation
Position	Year	($)	($)	($)	(#)(2)	(#)(3)	($)(4)	($)(5)

Richard Nesbitt	2006	500,000	725,000	N/A	25,194	N/A	775,948	143,605
CEO (1)	2005	500,000	600,000	N/A	131,796	N/A	N/A	133,607
	2004	371,449	400,000	N/A	32,000	N/A	N/A	101,758
Michael S. Ptasznik	2006	275,000	235,000	N/A	7,762	N/A	322,708	64,131
Senior Vice President	2005	250,000	185,000	N/A	9,726	N/A	N/A	60,260
and CFO	2004	225,000	165,000	N/A	12,000	N/A	N/A	48,123
John B. Cieslak (6)	2006	350,000	325,000	N/A	16,784	N/A	714,308	123,720
Executive Vice	2005	350,000	375,000	N/A	22,070	N/A	N/A	114,737
President, Chief	2004	350,000	375,000	N/A	28,000	N/A	N/A	85,963
Information Officer and Administration Officer
Rik Parkhill	2006	350,000	400,000	N/A	16,784	N/A	322,708	48,197
President, TSX	2005	300,000	375,000	N/A	16,210	N/A	N/A	47,446
Markets	2004	275,000	250,000	N/A	12,000	N/A	N/A	37,490
James P. Magee (7)	2006	270,000	307,047	N/A	N/A	N/A	N/A	1,380
President and CEO,	2005	—	—	—	—	—	—	—
Shorcan	2004	—	—	—	—	—	—	—

(1)	Mr. Nesbitt was appointed CEO on December 2, 2004. The information presented for 2004 is the actual compensation paid. The annualized equivalent for salary was $360,000 in his capacity as President, TSX Markets, and $500,000 in his capacity of CEO, TSX Group.

(2)	See tables on page 31 for RSUs that were granted in 2006 and 2007.

(3)	We converted DSUs from deferred amounts granted under the interim bonus plan, as outlined under the “Deferred Share Unit Plan” section of this Circular. We credit notional equivalents of dividends paid on common shares during the year in the form of additional units. Aggregate holdings of DSUs as at December 31, 2006 and their value, based on the closing price of our common shares on December 29, 2006 of $46.610 are as follows: Mr. Nesbitt 60,355 units with a value of $2,813,147, Mr. Ptasznik 22,694 units with a value of $1,057,767, Mr. Cieslak 54,519 units with a value of $2,541,131, and Mr. Parkhill 18,883 units with a value of $880,137. Mr. Magee does not hold DSUs.

(4)	The 2004 RSUs vested December 31, 2006 and were paid out. The RSUs were adjusted for performance based on TSR. The number of RSUs was multiplied by the maximum multiplier of 180%.

(5)	These amounts include premiums for term life insurance maintained for the benefit of the Named Executive Officer, employer contributions to the Employee Share Purchase Plan up to February 28, 2007, cash equivalent of the paid installment of the $2.50 special dividend per common share paid to participants in the 2003 share option plan and the value of dividend DSUs credited during the year. The year-end value of the dividend equivalents for 2006 (which includes the dividend equivalents for the $2.50 special dividend per common share paid to participants in the 2003 share option plan) is as follows: Mr. Nesbitt $139,783, Mr. Ptasznik $60,309, Mr. Cieslak $119,810, and Mr. Parkhill $46,875.

(6)	On February 13, 2007, TSX Group announced that Mr. Cieslak will be stepping down from his position as Executive Vice President, Chief Information Officer and Administration Officer, effective April 30, 2007.

(7)	Mr. Magee became an executive officer of TSX Group on December 1, 2006. Shorcan’s fiscal year is December 1 – November 30. The information presented for 2006 represents his salary for the full year and 11/12ths of the bonus he received in respect of performance for the period January 1, 2006 – November 30, 2006. Mr. Magee’s bonus is based on measures specific to Shorcan. Mr. Magee does not participate in the long-term incentive program.

Aggregate Compensation for the Named Executive Officers

	2006	2005(2)	2004(3)

Total Aggregate NEO Compensation (1)	$5.8 million	$6.1 million	$4.4 million
As a percentage of Total Revenue	1.6%	2.1%	1.8%
As a percentage of Net Income	4.4%	5.9%	6.4%

(1)	Total aggregate compensation includes base salary, short-term incentive, the grant value of long-term incentive awards and pension service costs, where applicable. Total aggregate compensation does not include RSU LTIP Payouts for RSUs granted in 2004.

(2)	Total aggregate NEO compensation in 2005 includes the grant value of Mr. Nesbitt’s one-time CEO appointment award of share options.

(3)	Mr. Nesbitt was appointed CEO on December 2, 2004. The information presented for 2004 for Mr. Nesbitt is the actual compensation paid. The annualized equivalent for salary was $360,000 in his capacity as President, TSX Markets, and $500,000 in his capacity of CEO, TSX Group. The total aggregate amount does not include compensation paid to the previous CEO.
Share Options Granted in 2006
The following table sets out share options granted under the Share Option Plan to Named Executive Officers during the year ended December 31, 2006. The exercise price is based on the fair market value per common share determined as at the date of grant.

	Securities	% of Total		Market Value of
	under	Options		Securities Underlying
	Options	Granted		Options on the Date
	Granted	to Employees	Exercise Price	of Grant	Expiration
Name	(#)	in 2006	($/security)	($/security)	Date

Richard Nesbitt	25,194	13.0	49.635	49.680	February 9, 2013
Michael S. Ptasznik	7,762	4.0	49.635	49.680	February 9, 2013
John B. Cieslak	16,784	8.6	49.635	49.680	February 9, 2013
Rik Parkhill	16,784	8.6	49.635	49.680	February 9, 2013
James P. Magee	N/A	N/A	N/A	N/A	N/A
Options Exercised in 2006
The following table sets out the financial year-end option values for Named Executive Officers. The value of unexercised in-the-money options at December 31, 2006 is the difference between the exercise price of the options and the closing price of our common shares on Toronto Stock Exchange on December 29, 2006, which was $46.610 per common share.

					Value of unexercised
	Securities	Aggregate	Unexercised Options		in-the-money Options
	Acquired	Value	at Financial Year-End		at Financial Year-End
	on Exercise	Realized	(#)		($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard Nesbitt	Nil	Nil	106,934	182,056	3,402,378	3,216,920
Michael S. Ptasznik	20,500	680,758	3,242	30,746	55,017	657,873
John B. Cieslak	36,690	1,158,014	Nil	60,830	Nil	1,197,239
Rik Parkhill	18,000	597,486	5,404	41,950	91,706	641,018
James P. Magee	N/A	N/A	N/A	N/A	N/A	N/A

Restricted Share Units Granted in 2006
The following table provides details on the RSU grants to the Named Executive Officers in 2006.

	Securities, Units		Estimated Future Payouts Under
	or	Performance or other	Non-Securities-Price-Based Plans(2)
	other Rights	period until	Minimum	Target	Maximum
Name	(#)(1)	maturation or payout	(#)(3)	(#)	(#)(3)

Richard Nesbitt	7,000	December 31, 2008	1,750	7,000	12,600
Michael S. Ptasznik	2,160	December 31, 2008	540	2,160	3,888
John B. Cieslak	4,670	December 31, 2008	1,168	4,670	8,406
Rik Parkhill	4,670	December 31, 2008	1,168	4,670	8,406
James P. Magee	N/A	N/A	N/A	N/A	N/A

(1)	The initial grant price of an RSU is the closing price of one of our common shares on Toronto Stock Exchange at the close of business on December 31 or the last trading day of the previous year.

(2)	As outlined under “Restricted Share Unit Plan”, upon redemption, we adjust the number of RSUs by the TSR performance factor. If target TSR is achieved the number of RSUs will vest at 100%. If target TSR is exceeded, the number of RSUs will be adjusted upwards to a maximum multiplier of 180%. If target TSR is not achieved, the number of RSUs will be adjusted downward, to a minimum multiplier of 25%.

(3)	The minimum (25%) and maximum (180%) number of RSUs do not include additional RSUs, or fractional RSUs, that would be credited to reflect notional equivalents of dividends paid during the RSU term.
Share Options and Restricted Share Units granted in 2007
The following table provides details on the share options and RSU grants that were made in 2007 to the Named Executive Officers up to and including February 28, 2007.

	Options			RSUs
	Securities	Exercise or		Target
	Under Options	Base Price		RSUs Granted	Grant Price
Name	Granted (#)	($/Security)	Expiration Date	(#)	($/RSU)

Richard Nesbitt	33,439	53.037	February 8, 2014	8,500	46.610
Michael S. Ptasznik	8,529	53.037	February 8, 2014	2,170	46.610
John B. Cieslak	13,826	53.037	February 8, 2014	3,520	46.610
Rik Parkhill	18,448	53.037	February 8, 2014	4,690	46.610
James P. Magee	N/A	N/A	N/A	N/A	N/A
Securities Authorized for Issuance under Equity Compensation Plans
The following table shows, as of December 31, 2006, compensation plans under which our equity securities are authorized to be issued from treasury both for plans previously approved by shareholders and plans not previously approved by shareholders (of which there are none).

The numbers shown under “Equity compensation plans approved by security holders” relate to our share option plan. Please refer to the description of the share option plan under “Long-Term Compensation” in this Circular.

Number of securities
remaining available for
future issuance under equity
	Number of securities to be	Weighted average	compensation plans
	issued upon exercise of	exercise price of	(excluding securities
	outstanding options	outstanding options	reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,096,650	$25.170	3,582,268
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	1,096,650	$25.170	3,582,268
Pension Plans
The Named Executive Officers, with the exception of Mr. Magee, participate as non-contributory members in the defined benefit tier of our employee registered pension plan. The pension benefit under the registered pension plan will be limited to the maximum amount prescribed under the Income Tax Act (Canada). TSX Group also maintains a non-contributory supplementary retirement plan for executive officers and other members of senior management. The supplementary retirement plan provides the portion of the pension benefits that exceed the maximum permitted under the defined benefits tier of the registered pension plan. Benefits provided by the supplementary retirement plan are securely funded through a Registered Compensation Agreement.
If a Named Executive Officer, with the exception of Mr. Magee, retires on the normal retirement date, the amount of annual pension from the registered pension plan and supplementary retirement plan combined will be 2% of the average of the best three consecutive years of pensionable earnings multiplied by credited years of service, subject to a maximum annual pension of 100% of final salary (“final average earnings”). Pensionable earnings refers to base salary plus short term incentive bonus, with the amount of bonus being capped at 50% of salary for the Named Executive Officers, commencing in 2006.
All Named Executive Officers, with the exception of Mr. Magee, may take early retirement on or after the first day of the month after their 55th birthday, in which case they will be entitled to receive a reduced pension. The amount of pension that is payable will be reduced by 1/4% for each month between such early retirement date and the earlier of age 60 or when age plus service equals 85. All Named Executive Officers, who have not retired and are over the age of 55 may retire with full pension at the earlier of age 60 or when age plus service equals 85. The pension benefit is payable for life, with 120 monthly payments guaranteed if there is no surviving spouse or 60% continuance for a surviving spouse. In addition, Named Executive Officers, are guaranteed the greater of the commuted value of their accrued pension benefit and the amount equivalent to 10% of their pensionable earnings accumulated each year with interest while a member of the supplementary retirement plan.
The following table shows the aggregate annual retirement benefits payable under the defined benefit tier of the registered pension plan and the supplementary retirement plan upon retirement at age 65 based on the above described pension formula (exclusive of the amounts paid under the Canada Pension Plan or the Quebec Pension Plan):

Annual Pension Payable upon Retirement at Normal Retirement Age

	Years of Service and Annual Pension Benefit Payable
Remuneration	10	15	20	25	30	35
($)	($)	($)	($)	($)	($)	($)

200,000	40,000	60,000	80,000	100,000	120,000	140,000
225,000	45,000	67,500	90,000	112,500	135,000	157,500
250,000	50,000	75,000	100,000	125,000	150,000	175,000
300,000	60,000	90,000	120,000	150,000	180,000	210,000
400,000	80,000	120,000	160,000	200,000	240,000	280,000
500,000	100,000	150,000	200,000	250,000	300,000	350,000
600,000	120,000	180,000	240,000	300,000	360,000	420,000
700,000	140,000	210,000	280,000	350,000	420,000	490,000
800,000	160,000	240,000	320,000	400,000	480,000	560,000
900,000	180,000	270,000	360,000	450,000	540,000	630,000
1,000,000	200,000	300,000	400,000	500,000	600,000	700,000
1,100,000	220,000	330,000	440,000	550,000	660,000	770,000
1,200,000	240,000	360,000	480,000	600,000	720,000	840,000
The table indicates pension levels at various credited years of service and levels of remuneration.
The respective credited years of service for pension plan purposes as of December 31, 2006, at age 60 and at normal retirement at age 65 for the Named Executive Officers, as well as the estimated benefits based on current levels of final average earnings and payable upon retirement are as follows:

	Years of Service			Projected Annual Benefit
				Age 60	Age 65
Name	December 31, 2006	Age 60	Age 65	($)	($)

Richard Nesbitt	5.3	14.1	19.1	208,311	276,894
Michael S. Ptasznik	8.2	28.7	33.7	212,552	248,927
John B. Cieslak	6.4	19.1	24.1	220,237	272,737
Rik Parkhill	5.0	14.6	19.6	137,652	182,527
James P. Magee (1)	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Magee does not participate in the pension plan.

The following estimated pension service costs and accrued pension obligations under the registered pension plan and supplementary retirement plan are being provided on a voluntary basis and exceed applicable disclosure requirements:

Additional Executive Pension Disclosure(1)
		Accrued Pension Obligation at
	2006 Pension Service Cost(2)	December 31, 2006(3)
Name	($)	($)
Richard Nesbitt	160,100	887,800
Michael S. Ptasznik	72,500	635,000
John B. Cieslak	106,700	723,100
Rik Parkhill	109,700	580,800
James P. Magee	N/A	N/A

(1)	Amounts shown include pension benefits under the registered pension plan and the supplementary retirement plan and reflect the impact of the cap on bonus inclusion effective in 2006.

(2)	Pension Service Cost is the value of the projected pension earned in 2006 and has been calculated using actuarial assumptions and methods that are consistent with those used to calculate the current service cost included in the 2006 pension expense disclosed in our annual consolidated financial statements for 2006.

(3)	Accrued Pension Obligation is the value of the projected pension earned for service to December 31, 2006 and has been calculated using actuarial assumptions and methods that are consistent with those used to calculate the accrued benefit obligation in our annual consolidated financial statements for 2006.
Employment Contracts and Severance Arrangements
We have a severance arrangement with Mr. Cieslak under which we will pay him a lump sum cash payment equivalent to 2.85 times his base salary if we terminate him without cause. Mr. Cieslak is also entitled to certain benefits including life insurance benefits either for the duration of the severance period or for the earlier of the duration of the severance period or re-employment. Pension contributions and disability benefits cease on the day of termination.
We have an employment contract with Mr. Magee, with an expiry date of November 30, 2008. His base salary under the contract is $270,000 per year. In addition to bonuses linked to Shorcan’s profits and return on equity, Mr. Magee is entitled to receive a bonus of up to $200,000 depending on Shorcan’s pre-tax profits and market share. In the event that his employment is terminated for any reason other than for cause or if we elect not to offer a new agreement of equal or greater value, we will pay him a lump sum cash amount of $710,000.
Total Compensation
In establishing total compensation levels for executives and in communicating these amounts to recipients, we define current year total direct compensation as the aggregate of base salary, cash bonus, and equity incentives (that is, share option grants and RSUs). Total compensation is defined as total direct compensation plus the annual pension service cost. The following tables show 2004, 2005 and 2006 fiscal year total compensation as determined by the Committee for each Named Executive Officer.
While pension benefits are not paid or awarded on an annual basis, we also view the annual value of the Pension Plan to be an integral portion of the overall compensation program. Information on the annual pension service cost is shown in the tables below. Information on the accrued liability and annual pension available at retirement has been disclosed in the Pension Plans section above.

Richard Nesbitt	2006	2005	2004
CEO	$	$	$

Cash
Salary(1)	500,000	500,000	371,449
Cash Bonus	725,000	600,000	400,000
Total Cash	1,225,000	1,100,000	771,449
Equity
Restricted Share Units — Granted(2)	299,940	250,600	168,000 (3)
Restricted Share Units — LTIP Payout	775,948 (3)
Share Options(4)	300,060	249,400	184,000
CEO Appointment(5)		784,500
Total Equity	1,375,948	1,284,500	352,000
Total Direct Compensation	2,600,948	2,384,500	1,123,449
Annual Pension Service Cost(6)	160,100	131,000	95,200
Total	2,761,048	2,515,500	1,218,649

(1)	Mr. Nesbitt was appointed CEO on December 2, 2004. The information presented for 2004 is the actual compensation paid. The annualized equivalent for salary was $360,000 in his capacity as President, TSX Markets, and $500,000 in his capacity of CEO.

(2)	These amounts represent the value of the RSU awards at the time of grant. The initial value of an RSU is based on the closing price of our common shares on Toronto Stock Exchange on the last trading day of the previous year. As outlined under “Restricted Share Unit Plan”, upon redemption, we adjust the number of RSUs by a TSR performance factor at the end of the RSU term. RSUs are then valued using the fair market value per common share determined as at the date of redemption.

(3)	The 2004 RSUs vested on December 31, 2006. The maximum multiplier of 180%, was applied to the number of RSUs held by Mr. Nesbitt. The redemption value on December 31, 2006 was $775,948, which includes the 2004 target grant of $168,000, and this amount was paid in January 2007.

(4)	These amounts represent the compensation value of options granted and valued using a Black Scholes value of 25% (the corresponding values for 2005 and 2004 were 26%). The share option exercise prices are as follows: 2006 options: $49.635, 2005 options: $29.636 and 2004 options: $22.403.

(5)	This amount represents the compensation value of the award granted to Mr. Nesbitt in recognition of his appointment as CEO, valued using a Black Scholes value of 26%. The share option exercise price for this award is $29.636. These options will vest on February 2,2008.

(6)	Annual Pension Service Cost is the value of the projected pension earned in a specific fiscal year and has been calculated using actuarial assumptions and methods that are consistent with those used to calculate the service cost included in the pension expense disclosed in our annual consolidated financial statements.

Michael S. Ptasznit	2006	2005	2004
Senior Vice President and CFO	$	$	$

Cash
Salary	275,000	250,000	225,000
Cash Bonus	235,000	185,000	165,000
Total Cash	510,000	435,000	390,000
Equity
Restricted Share Units(1)	92,555	73,700	69,900 (2)
Restricted Share Units — LTIP Payout	322,708 (2)
Share Options(3)	92,445	76,300	69,000
Total Equity	507,708	150,000	138,900
Total Direct Compensation	1,017,708	585,000	528,900
Annual Pension Service Cost(4)	72,500	49,500	37,800
Total	1,090,208	634,500	566,700

(1)	These amounts represent the value of the RSU awards at the time of grant. The initial value of an RSU is based on the closing price of our common shares on Toronto Stock Exchange on the last trading day of the previous year. As outlined under “Restricted Share Unit Plan”, upon redemption, we adjust the number of RSUs by a TSR performance factor at the end of the RSU term. RSUs are then valued using the fair market value per common share determined as at the date of redemption.

(2)	The 2004 RSUs vested on December 31, 2006. The maximum multiplier of 180%, was applied to the number of RSUs held by Mr. Ptasznik. The redemption value on December 31, 2006 was $322,708, which includes the 2004 target grant of $69,900, and this amount was paid in January 2007.

(3)	These amounts represent the compensation value of options granted and valued using a Black Scholes value of 25% (the corresponding values for 2005 and 2004 were 26%). The share option exercise prices are as follows: 2006 options: $49.635, 2005 options: $29.636 and 2004 options: $22.403.

(4)	Annual Pension Service Cost is the value of the projected pension earned in a specific fiscal year and has been calculated using actuarial assumptions and methods that are consistent with those used to calculate the service cost included in the pension expense disclosed in our annual consolidated financial statements.

John B. Cieslak
Executive Vice President, Chief	2006	2005	2004
Information and Administration Officer	$	$	$

Cash
Salary	350,000	350,000	350,000
Cash Bonus	325,000	375,000	375,000
Total Cash	675,000	725,000	725,000
Equity
Restricted Share Units(1)	200,105	176,900	154,600 (2)
Restricted Share Units — LTIP Payout	714,308 (2)
Share Options(3)	199,895	173,100	161,000
Total Equity	1,114,308	350,000	315,600
Total Direct Compensation	1,789,308	1,075,000	1,040,600
Annual Pension Service Cost(4)	106,700	85,000	80,400
Total	1,896,008	1,160,000	1,121,000

(1)	These amounts represent the value of the RSU awards at the time of grant. The initial value of an RSU is based on the closing price of our common shares on Toronto Stock Exchange on the last trading day of the previous year. As outlined under “Restricted Share Unit Plan”, upon redemption, we adjust the number of RSUs by a TSR performance factor at the end of the RSU term. RSUs are then valued using the fair market value per common share determined as at the date of redemption.

(2)	The 2004 RSUs vested on December 31, 2006. The maximum multiplier of 180%, was applied to the number of RSUs held by Mr. Cieslak. The redemption value on December 31, 2006 was $714,308, which includes the 2004 target grant of $154,600, and this amount was paid in January 2007.

(3)	These amounts represent the compensation value of options granted and valued using a Black Scholes value of 25% (the corresponding values for 2005 and 2004 were 26%). The share option exercise prices are as follows: 2006 options: $49.635, 2005 options: $29.636 and 2004 options: $22.403.

(4)	Annual Pension Service Cost is the value of the projected pension earned in a specific fiscal year and has been calculated using actuarial assumptions and methods that are consistent with those used to calculate the service cost included in the pension expense disclosed in our annual consolidated financial statements.

Rik Parkhill	2006	2005	2004
President, TSX Markets	$	$	$

Cash
Salary	350,000	300,000	275,000
Cash Bonus	400,000	375,000	250,000
Total Cash	750,000	675,000	525,000
Equity
Restricted Share Units(1)	200,105	122,800	69,900(2)
Restricted Share Units — LTIP Payout	322,708(2)
Share Options(3)	199,895	127,200	69,000
Total Equity	722,708	250,000	138,900
Total Direct Compensation	1,472,708	925,000	663,900
Annual Pension Service Cost(4)	109,700	77,000	61,100
Total	1,582,408	1,002,000	725,000

(1)	These amounts represent the value of the RSU awards at the time of grant. The initial value of an RSU is based on the closing price of our common shares on Toronto Stock Exchange on the last trading day of the previous year. As outlined under “Restricted Share Unit Plan”, upon redemption, we adjust the number of RSUs by a TSR performance factor at the end of the RSU term. RSUs are then valued using the fair market value per common share determined as at the date of redemption.

(2)	The 2004 RSUs vested on December 31, 2006. The maximum multiplier of 180%, was applied to the number of RSUs held by Mr. Parkhill. The redemption value on December 31, 2006 was $322,708, which includes the 2004 target grant of $69,900, and this amount was paid in January 2007.

(3)	These amounts represent the compensation value of options granted and valued using a Black Scholes value of 25% (the corresponding values for 2005 and 2004 were 26%). The share option exercise prices are as follows: 2006 options: $49.635, 2005 options: $29.636 and 2004 options: $22.403.

(4)	Annual Pension Service Cost is the value of the projected pension earned in a specific fiscal year and has been calculated using actuarial assumptions and methods that are consistent with those used to calculate the service cost included in the pension expense disclosed in our annual consolidated financial statements.

James P. Magee (1)	2006	2005	2004
President and CEO, Shorcan	$	$	$

Cash
Salary	270,000
Cash Bonus(2)	307,047
Total Cash	577,047
Equity(3)
Restricted Share Units	n/a
Restricted Share Units — LTIP Payout	n/a
Share Options	n/a
Total Equity	n/a
Total Direct Compensation	n/a
Annual Pension Service Cost(4)	n/a
Total	577,047

(1)	Mr. Magee became an executive officer of TSX Group on December 1, 2006.

(2)	Mr. Magee’s bonus is measured on key financial and market share metrics unique to Shorcan and is not based on the balanced scorecard. Shorcan’s fiscal year is December 1 to November 30. The bonus amount represents ll/12ths of his total bonus, representing performance for the period January 1, 2006 — November 30, 2006.

(3)	Mr. Magee does not participate in the long-term incentive program.

(4)	Mr. Magee does not participate in the pension plan.
Directors’ and Officers’ Liability Insurance
Directors, officers and certain of our employees are covered under Directors’ and Officers’ Liability Insurance policies. The policies include coverage for wrongful acts, claimed against Directors, officers and those employees by reason of their serving in those capacities. The aggregate limit of liability applicable to those insured Directors, officers and employees under the insurance policies is $50 million, including defence costs. If we have to indemnify our insured Directors, officers or employees, we have reimbursement coverage over a deductible of $500,000 for each loss. The premium for the Directors’ and Officers’ liability insurance was $255,016 for the May 1, 2006 to April 30, 2007 policy year.
TSX Group’s by-laws also require us to indemnify our Directors and officers, and we have entered into indemnification agreements with our Directors, officers and certain employees which indemnify them from and against liability and costs in respect of any action or suit against them in connection with the execution of their duties of office, subject to certain limitations.
Indebtedness of Directors and Officers
None of our Directors or officers was indebted to us as at December 31, 2006 or at any time during 2006.
Additional Items
Available Documentation
We are a reporting issuer under the securities acts of all of the provinces and territories of Canada and we are therefore required to file consolidated financial statements and information circulars with the various securities commissions. We will also file an annual information form with those securities commissions which will, among other things, contain all of the disclosure required by Form 52-110F1 under Multilateral Instrument 52-110 — Audit Committees. We provide additional financial information in our comparative financial statements for our most recently completed financial year and our management’s discussion and analysis, contained in our 2006 Annual Report. This Circular, annual information form, annual consolidated financial statements and the related annual management’s discussion and analysis, any interim financial statements, along with the related interim management’s discussion and analysis filed after the filing of the most recent annual financial statements and additional copies of the 2006 Annual Report may be found on SEDAR at www.sedar.com. You may also obtain them from our Investor Relations Department.
Finance and Audit Committee
The Finance and Audit Committee of the Board of Directors is composed entirely of independent Directors who meet the independence and financial literacy requirements set out in Multilateral Instrument 52-110- Audit Committees. The Finance and Audit Committee is composed of six Directors: J. Spencer Lanthier (Chair), Raymond Chan, Harry A. Jaako, Jean Martel, Owen McCreery and Kathleen M. O’Neill. The committee’s complete Charter is available on our web site at www.tsx.com.
The Finance and Audit Committee assists the Board of Directors in fulfilling its responsibilities to oversee and supervise financial, audit and accounting matters. The committee supervises the adequacy of our internal controls and financial reporting practices and procedures and the quality and integrity of our audited and unaudited financial statements, including through discussions with our external auditors. The committee reviews our business plan and operating and capital budgets and management’s reports on pension plan oversight. The committee is responsible for ensuring efficient and effective assessment of risk management throughout TSX Group.
Corporate Governance
Under National Instrument 58-101 — Disclosure of Corporate Governance Practices, we are required to disclose information relating to our corporate governance practices. Our disclosure is set out in Schedule C to this Circular and an overview of our corporate governance practices is contained under the heading “Statement of Corporate Governance Practices” in our 2006 Annual Report.
The Charter of the Board of Directors, which includes the principal responsibilities of the Chair of the Board and the Chief Executive Officer is attached as Schedule D to this Circular. The charter for each Committee of the Board is available on our web site at www.tsx.com under the Investor Relations tab. The Code of Conduct for Directors of TSX Group and the Code of Conduct for Employees of TSX Group are also available in the same location and on SEDAR at www.sedar.com.
Board of Directors’ Approval
The Board of Directors has approved the contents and sending of this Management Information Circular to the shareholders.
Sharon C. Pel
Senior Vice President, Legal and Business Affairs
Toronto, Ontario
March 21, 2007

SCHEDULE A
RESOLUTION — APPROVE AMENDMENTS TO SHARE OPTION PLAN
BE IT RESOLVED that:
1.	The amendments to the share option plan as proposed at the meeting and as more particularly described under the heading “Amendments to Share Option Plan”, are hereby approved.
2.	Any director or officer of the Corporation be and is hereby authorized and directed to execute and deliver for and in name of and on behalf of the Corporation, whether under its corporate seal or not, all such other certificates, instruments, agreements, documents and notices and to do all such other acts and things as in such person’s opinion as may be necessary or desirable for the purpose of giving effect to this resolution.

SCHEDULE B
RECORD OF ATTENDANCE BY DIRECTORS IN 2006
The Board is expected to attend all regularly scheduled Board and committee meetings and, where practicable, all special meetings, and be, in all cases fully prepared for those meetings.

	Board Meetings
Director	Attended(1)		Standing Committee Meetings Attended
Tullio Cedraschi	10 of 11	91%	4 of 4 Governance Committee	100%
			6 of 6 Human Resources Committee (Chair)	100%
Raymond Chan(2)	4 of 4	100%	2 of 2 Finance and Audit Committee	100%
Wayne C. Fox	11 of 11	100%	4 of 4 Governance Committee	100%
			6 of 6 Human Resources Committee	100%
			1 of 1 Public Venture Market Committee (Chair)	100%
Raymond Garneau	11 of 11	100%	4 of 4 Governance Committee	100%
			6 of 6 Human Resources Committee	100%
John A. Hagg	11 of 11	100%	6 of 6 Human Resources Committee	100%
			2 of 2 Public Venture Market Committee	100%
Harry A. Jaako	10 of 11	91%	4 of 5 Finance and Audit Committee	80%
			2 of 2 Public Venture Market Committee	100%
J. Spencer Lanthier	11 of 11	100%	5 of 5 Finance and Audit Committee (Chair)	100%
			4 of 4 Governance Committee	100%
Jean Martel	11 of 11	100%	5 of 5 Finance and Audit Committee	100%
			2 of 2 Public Venture Market Committee	100%
Owen McCreery	11 of 11	100%	5 of 5 Finance and Audit Committee	100%
Douglas McGregor(2)	4 of 4	100%	n/a	n/a
John P. Mulvihill	11 of 11	100%	4 of 4 Governance Committee (Chair)	100%
Richard Nesbitt	11 of 11	100%	n/a	n/a
Kathleen M. O’Neill	11 of 11	100%	5 of 5 Finance and Audit Committee	100%
			4 of 4 Governance Committee	100%
Gerri B. Sinclair	11 of 11	100%	6 of 6 Human Resources Committee	100%
			2 of 2 Public Venture Market Committee	100%
Summary of Board and Standing Committee Meetings Held in 2006

Board(1)	11
Finance and Audit Committee	5
Governance Committee	4
Human Resources Committee	6
Public Venture Market Committee	2

Total Numbers of Meetings Held	28

(1)	Includes one all-day Board strategy session and one special meeting of the Board.

(2)	Messrs. Chan and McGregor were appointed to the Board on July 26, 2006.

SCHEDULE C
CORPORATE GOVERNANCE PRACTICES
We believe that adopting and maintaining appropriate governance practices is fundamental to a well-run company, to the execution of its chosen strategies and to its successful business and financial performance. Our 2006 Annual Report contains an overview of our corporate governance practices. Our corporate governance practices are aligned with National Instrument 58-101 - Disclosure of Corporate Governance Practices (the “National Instrument”) and National Policy 58-201 — Corporate Governance Guidelines.
Board of Directors
1.	(a) Disclose the identity of directors who are independent.

Of our nominees for the Board, (12 out of 14 or approximately 86%) are both independent under the National Instrument, TSX Group’s recognition order issued by the Ontario Securities Commission (the “Recognition Order”) and under our Board of Directors Independence Standards. Our independent nominees for election to the Board are: Tullio Cedraschi, Raymond Chan, Wayne C. Fox, Raymond Garneau, John A. Hagg, Harry A. Jaako, J. Spencer Lanthier, Jean Martel, Owen McCreery, John P. Mulvihill, Kathleen M. O’Neill and Gerri B. Sinclair.

(b) Disclose the identity of directors who are not independent, and describe the basis for that determination.

A Director is not independent under the Recognition Order and our Board of Directors Independence Standards if the Director has a material relationship with TSX Group. A “material relationship” is a relationship, which could, in the view of the Board, be reasonably expected to interfere with the exercise of a Director’s independent judgment and includes indirect material relationships. A Director who is an employee, associate (within the meaning of the Securities Act (Ontario), or executive officer of a Participating Organization or Member of Toronto Stock Exchange or TSX Venture Exchange (collectively, “POs”) is considered to have a material relationship with TSX Group. A PO is a registered broker dealer which is permitted access to the facilities of Toronto Stock Exchange or TSX Venture Exchange for the purpose of trading securities listed on those exchanges. The Board has determined that a non-independent Director under the Recognition Order and our Board of Directors Independence Standards is to be considered a non-independent Director under the National Instrument. The Recognition Order requires that at least 50% of TSX Group’s Directors be independent. Our Board of Directors Independence Standards can be found on our web site at www.tsx.com.

Two nominees for election to the Board, Messrs. McGregor and Nesbitt, are not independent Directors under the National Instrument and the Recognition Order. Mr. McGregor is an executive officer of a PO of Toronto Stock Exchange and TSX Venture Exchange and Mr. Nesbitt is the Chief Executive Officer of TSX Group.

The Governance Committee at least on an annual basis reviews the relationship of each Director with TSX Group to determine which Directors are independent under the National Instrument, the Recognition Order and our Board of Directors Independence Standards. Such review is also undertaken each time a Director is appointed between annual shareholders meetings. The Governance Committee advises the Board of its findings, for consideration by the Board.

To assist the Governance Committee and the Board with their determinations, all Directors annually complete a detailed questionnaire about their business relationships and shareholdings, and advise us during the course of the year of any material changes to their responses.

(c)	Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors (the board) does to facilitate its exercise of independent judgement in carrying out its responsibilities.
Of the nominees for the Board, (12 out of 14 or approximately 86%) are independent under the National Instrument, TSX Group’s Recognition Order and our Board of Directors Independence Standards.
(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.
Certain of TSX Group’s Directors are Directors of other reporting issuers. Please refer to the Directors’ personal information beginning on page seven of this Circular for directorships of other reporting issuers for each Director.
(e)	Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.
The independent Directors hold regularly scheduled meetings at which non-independent Directors and management are not present. During 2006, the Board and its Committees held 20 meetings of solely independent Directors as follows:

Board	8
Finance and Audit	5
Governance	2
Human Resources	5
Public Venture Market	0
(f)	Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent, nor a lead director that is independent describe what the board does to provide leadership for its independent directors.
Wayne C. Fox is the Chair of the Board and an independent Director. The Chair of the Board reports to the Board and shareholders and provides leadership to the Board in matters relating to the effective execution of all Board responsibilities and works with the CEO and senior management to ensure that the organization fulfills its responsibilities to stakeholders including shareholders, employees, customers, governments and the public. His responsibilities are set out in the Board’s Charter which is attached hereto as Schedule D and can also be found on our web site at www.tsx.com.
(g)	Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.
Please refer to Schedule B — Record of Attendance by Directors in 2006 on page 40 of this Circular.

2.	Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

The text of the Board’s Charter is attached hereto as Schedule D and can also be found on our web site at www.tsx.com and is reviewed at least annually.

3.	(a)	Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.
The Board has developed written position descriptions for the Chair of the Board and the chair of each Board committee. The descriptions are set out in their respective charters. The Board Charter is attached hereto as Schedule D. The complete charters of the Board, the Finance and Audit Committee, the Governance Committee, the Human Resources Committee, and the Public Venture Market Committee can be found on our web site at www.tsx.com and are reviewed at least annually.
(b)	Disclose whether or not the board and CEO have developed a written position for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.
The Board’s Charter sets out the role and responsibilities of the Board, the Chair and the CEO. The Board and CEO review such role and responsibilities on an annual basis. The Board Charter is attached hereto as Schedule D and can also be found on our web site at www.tsx.com.
The Governance Committee conducts an annual review of the performance of the CEO, as measured against corporate and personal objectives established at the beginning of the year jointly by the Governance Committee and CEO and approved by the Board. The results of this annual review are communicated to the Board which then makes an evaluation of the overall performance of TSX Group and the CEO. The evaluation is used by the Human Resources Committee in making its recommendation to the Board concerning the CEO’s annual compensation.
Orientation and Continuing Education
4.	(a) Briefly describe what measures the board takes to orient new directors regarding:
(i)	the role of the board, its committees and its directors; and

(ii)	the nature and operation of the issuer’s business.
The Governance Committee oversees and makes recommendations to the Board regarding the orientation of new Directors. TSX Group maintains orientation and ongoing education programs for Directors, (including new Directors) and regularly reviews these programs. TSX Group provides new Directors with a Directors’ Manual, which serves as a corporate reference, as well as with orientation materials describing its business, strategy, objectives and initiatives, so new Directors understand the nature and operation of our businesses and the role of the Board and its committees, as well as the contribution individual Directors are expected to make. New Directors also attend at our offices to meet with TSX Group’s executive officers, including the CEO and CFO, to discuss the business functions, initiatives, values and strategies of TSX Group and the contribution individual Directors are expected to make. To assist a new Director the Governance Committee assigns a Board member as a mentor to the new Director.

(b)	Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary for them to meet their obligations as directors.
Directors receive a comprehensive package of information prior to each Board and committee meeting and prior to each strategic planning session. As well, each committee delivers a report to the full Board on its work after each committee meeting. Also, all Directors are invited to attend all committee meetings regardless of whether they are sitting members of a committee. Presentations on different aspects of our business are regularly made to the Board. We also provide the Board with a variety of materials and presentations on an ad hoc basis, to keep them informed about internal developments as well as developments in, or which affect, our industry, the environment in which we operate, continuous disclosure obligations, accounting issues and best practices in corporate governance. All of these materials and other corporate materials are also accessible by Directors on a permanent, secure intranet.
Directors, with the approval of the Chair, may seek additional professional development education at the expense of TSX Group. As well, all Directors are members at our expense of the Institute of Corporate Directors (“ICD”) where Directors have access to ICD events and publications which provide an additional source of relevant information.
Ethical Business Conduct
5.	(a)	Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:
(i)	disclose how a person or company may obtain a copy of the code;

(ii)	describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code; and

(iii)	provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.
The Board has approved a Board Code of Conduct for the Directors and an Employee Code of Conduct for officers and employees of TSX Group and its subsidiaries, both of which provide guidance on ethical issues and establish mechanisms to report unethical conduct. The Codes of Conduct may be found on our web site at www.tsx.com and may be found on SEDAR at www.sedar.com. The Finance and Audit Committee also reviews with management that appropriate procedures exist for the receipt, retention and treatment of complaints received by TSX Group regarding accounting controls or auditing matters, the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, or any violation of the Codes of Conduct, and for the protection from retaliation of those who report such complaints in good faith.
The Governance Committee monitors compliance by members of the Board with our Board Code of Conduct and authorizes any waiver granted in connection with this code, and oversees the appropriate disclosure of any such waiver. The Governance Committee also reviews the Board Code of Conduct at least annually. The Governance Committee has not granted any waivers in connection with the code.
The Finance and Audit Committee ensures that adequate and effective systems are in place to enforce compliance with our Employee Code of Conduct. The Human Resources Committee reviews the Employee Code of Conduct at least annually.
Each year, every Director, officer and employee must sign an acknowledgement that he or she has read, understood and complied with the Code of Conduct applicable to him or her. For 2006 each employee was required to successfully complete a test on the Employee Code of Conduct before being permitted to sign the acknowledgement.

No material change reports have been filed by TSX Group since the beginning of the most recently completed financial year that pertains to any conduct of a Director or executive officer that constitutes a departure from either Code of Conduct.
(b)	Describe any steps the board takes to ensure directors exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest.
Through the annual Director’s Questionnaire, Directors are asked to identify if a conflict of interest currently exists or could potentially exist between him or her and TSX Group or any of its subsidiaries or affiliates. This response allows the Board and management to identify conflicts of interest situations in advance. The Board takes appropriate measures to ensure the exercise of independent judgment in considering transactions and agreements in respect of which a Director or executive officer may have a material interest. Where appropriate, Directors remove themselves from portions of Board or committee meetings in accordance with the Board Code of Conduct and the Business Corporations Act (Ontario), or ad hoc special committees are constituted, in each case to allow independent discussion of matters in issue. The Board Code of Conduct and corporate and securities legislation require disclosure of conflicts by individual Directors.
(c)	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.
Each Director is responsible for understanding the roles and responsibilities of the Board as a whole and of a Director as set out in the Board Charter and in the Board’s Code of Conduct.
The Board satisfies itself, to the extent feasible, as to the integrity of the CEO, other executive officers and individual Directors and that the CEO, other executive officers and individual Directors create a culture of integrity throughout TSX Group. We are also required under our Recognition Order to take reasonable steps to ensure that each officer or Director of TSX Group is a fit and proper person and the past conduct of each officer or Director affords reasonable grounds for belief that the officer or Director will perform his or her duties with integrity. Each officer and Director of TSX Group is required to complete a personal information form and consent to searches being conducted in order that his or her personal information can be verified for TSX Group by third parties.
In this manner the Board encourages and ensures that a culture of ethical business conduct is maintained.
Nomination of Directors
6.	(a) Describe the process by which the board identifies new candidates for board nomination.
The Board has constituted a Governance Committee that is responsible for governance issues, including making recommendations to the Board with respect to nominees to the Board.
The Governance Committee reviews on an ongoing basis the composition of the Board, including the current strengths, skills and experiences on the Board and our strategic direction. The Governance Committee identifies any gaps in the Board’s composition and seeks to fill those gaps. Qualities such as integrity, good character and high regard in his or her community or professional field will always be a basic criteria for Board members. The Governance Committee will also consider independence, professional or board expertise, capital market experience, public venture market experience, energy market experience and regulated company experience. As well, representation from geographic regions relevant to TSX Group’s strategic priorities is taken into consideration. The objective is to ensure the Board’s composition provides the best mix of skills and experience to guide the strategies and business operations of TSX Group. In certain circumstances, the Governance Committee may retain outside consultants to conduct searches for appropriate nominees. In addition, the Governance Committee maintains a list of potential Director candidates for its consideration which is reviewed annually.

Prospective nominees to the Board are made aware of their duties, responsibilities and time commitment expectations as a Director.
The complete charter of the Governance Committee is set out on our web site at www.tsx.com.
(b)	Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed of entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.
The Governance Committee acts as the nominating committee of the Board, and is composed entirely of independent Directors.
(c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.
Our Governance Committee, which acts as our nominating committee, is responsible for providing the Board with recommendations relating to corporate governance in general, including (i) all matters relating to the stewardship role of the Board in respect of the management of TSX Group, (ii) Board size and composition, including the nominee selection process and orientation of new Directors, (iii) Board compensation, and (iv) such procedures as may be necessary to allow the Board to function independently of management and non-independent Directors.
See the charter of the Governance Committee set out in our web site at www.tsx.com for a complete description of the responsibilities, powers and operation of the Governance Committee.
Compensation
7.	(a) Describe the process by which the board determines the compensation for the issuer’s directors and officers.
The Governance Committee at least annually reviews and makes recommendations to the Board for its consideration on compensation levels for the Directors. To assist in making such recommendations the Governance Committee relies on external consultants to provide relevant benchmarks. On February 1, 2006, the Board, on the recommendation of the Governance Committee, amended the Board’s compensation to take effect on April 26, 2006. The Board’s current compensation is detailed on page 14 of this Circular.
On November 29, 2006, the Board, on the recommendation of the Governance Committee, amended the Directors minimum equity ownership requirement from $150,000 to $250,000 to take effect on April 25, 2007. Directors must achieve ownership of $250,000 of common shares (including ownership of DSUs) over a five year period. Until the mandated level of ownership is reached, Directors must take at least 50% of their Board and Committee compensation in the form of DSUs (although Directors are free to elect a higher level of DSU participation).
The Human Resources Committee reviews and makes recommendations to the Board regarding the annual compensation of our CEO and reviews and approves the annual compensation for our officers. In addition, the Human Resources Committee is responsible for overseeing the compensation policies and programs for our executive officers. The Board has the final approval on the compensation philosophy, guidelines and plans for compensation of executive officers.
In determining compensation for our executive officers, the Human Resources Committee relies on external consultants to provide relevant benchmark information and to assist in the review and design of pay programs.

(b)	Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.
The Human Resources Committee acts as the compensation committee of the Board, and is composed entirely of independent Directors.
(c)	If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.
One of the principal responsibilities of the Human Resources Committee is to review and make recommendations to the Board regarding the annual compensation of our CEO and to review and approve the annual compensation of our other executive officers. The Human Resources Committee is also responsible for overseeing the compensation policies and programs for executive officers and reviewing and recommending to the Board for its approval any employee incentive or share plan. In addition, the Human Resources Committee reviews senior management succession plans. The Committee also reviews executive compensation disclosure before it is publicly disclosed.
The Board has the final approval on the compensation philosophy, guidelines and plans for compensation of executive officers.
The complete charter of the Human Resources Committee is set out on our web site at www.tsx.com.
(d)	If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.
The Human Resources Committee retained the services of Towers Perrin to provide the Human Resources Committee with advice and information on executive compensation. Fees paid to Towers Perrin for executive compensation were approximately $46,180.
The Chair of the Human Resources Committee pre-approves any other consulting work or services that Towers Perrin performs for TSX Group. Fees paid for other consulting work or services for TSX Group were approximately $9,500.
Mercer Human Resource Consulting (Mercer) provides TSX Group with pension related services. Total fees paid to Mercer for consulting and administrative services related to pension were approximately $252,080.
The Governance Committee retained the services of Watson Wyatt & Company to provide the Governance Committee with advice and information in determining Board compensation. Fees paid to Watson Wyatt & Company were approximately $8,585.
The Governance Committee retained the services of Paradigm Leadership Consultants, Inc. (Paradigm) to conduct searches for appropriate nominees to replace Mr. Brown who retired from the Board in 2006. Fees paid to Paradigm were approximately $20,597.

Other Board Committees
8.	If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.
TSX Group has in total four standing Board committees: the Finance and Audit Committee, the Governance Committee, the Human Resources Committee, and the Public Venture Market Committee. The charters of each of these committees are available on our web site at www.tsx.com.
The Public Venture Market Committee’s function is to advise and make recommendations to the Board with respect to all policy issues and matters that are likely to have a significant impact on the public venture capital market in Canada and the role of TSX Group and/or TSX Venture Exchange Inc. with respect to such markets.
Assessments
9.	Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.
The Governance Committee is responsible for making an annual assessment of the overall performance of the Board, its committees and all of the individual Directors. This evaluation is conducted internally by written self-assessment and peer questionnaires and through formal interviews of each Director (other than the Chair) by the Chair of the Board and of the Chair by the chair of the Governance Committee. The Chair will share peer feedback with each Director as appropriate. The Chair will discuss the results of the individual evaluations with the Chair of the Governance Committee and report summary findings to both the Governance Committee and to the full Board. The results of the assessments are reviewed by the Governance Committee and changes, as required, are then implemented to improve Board performance and effectiveness.

SCHEDULE D
TSX GROUP INC.
(THE “CORPORATION”)
BOARD CHARTER
1.	General
The primary responsibility of the Board of Directors of the Corporation (the “Board”) is to provide governance and stewardship to the Corporation.
The Board will appoint a competent executive management team to run the day-to-day operations of the Corporation and will oversee and supervise the management of the business of the Corporation by that team. The Board will oversee the Corporation’s systems of corporate governance and financial reporting and controls to ensure that the Corporation reports adequate and fair financial information to shareholders and engages in ethical and legal corporate conduct.
The Board will carry out its mandate directly and through the following committees of the Board (and such other committees as it appoints from time to time): the Finance and Audit Committee, the Human Resources Committee, the Governance Committee and the Public Venture Market Committee.
2.	Appointment and Supervision of Management
The Board will:
•	Appoint the Chief Executive Officer (“CEO”) and other senior officers comprising the senior management team (“SMT”), provide them with advice and counsel and monitor the performance of the CEO against a set of mutually agreed corporate objectives directed at maximizing shareholder value and approve CEO compensation.

•	Establish a process to adequately provide for management succession.

•	Establish boundaries between the Board and management responsibilities and establish limits of authority delegated to management.

•	Satisfy itself, to the extent feasible, as to the integrity of the CEO and other senior officers and that the CEO and other senior officers create a culture of integrity throughout the Corporation.

•	Review and consider for approval all material amendments or departures proposed by management from established strategy, capital and operating budgets or matters of policy.
3.	Strategic Planning, Risk Management
The Board will:
•	Maintain a strategic planning process and review and approve annually a corporate strategic plan and vision which takes into account, among other things, the opportunities and risks of the business on a long-term and short-term basis.

•	Review and approve management’s strategic and operational plans to ensure they are consistent with the corporate vision.

•	Monitor the Corporation’s performance against both short-term and long-term strategic plans and annual performance objectives.

•	Confirm that a management system is in place to identify the principal risks to the Corporation and its business and that appropriate procedures are in place to monitor and mitigate those risks.

•	Confirm that management processes are in place to address and comply with applicable regulatory, corporate, securities and other compliance matters.

•	Confirm that processes are in place to comply with the Corporation’s by-laws, Codes of Conduct, all recognition orders and exemption orders issued in respect of the Corporation by applicable securities regulatory authorities, and all other significant policies and procedures.
4.	Financial Reporting and Management
The Board will:
•	Approve the Corporation’s financial statements and review and oversee the Corporation’s compliance with applicable audit, accounting and financial reporting requirements.

•	Approve annual operating and capital budgets.

•	Confirm the integrity of the Corporation’s internal control and management information systems.

•	Review operating and financial performance results relative to established strategy, budgets and objectives.

•	Review and assess the adequacy of the Finance and Audit Committee Charter on an annual basis.
5.	Shareholder Communication
The Board will:
•	Confirm that management has established a system for effective corporate communications including processes for consistent, transparent, regular and timely public disclosure.

•	Approve the adoption of a disclosure policy relating to, among other matters, the confidentiality of the Corporation’s business information.

•	Report annually to shareholders on the Board’s stewardship for the previous year.

•	Determine appropriate criteria against which to evaluate corporate performance against shareholder expectations and confirm that the Corporation has a system in place to receive feedback from shareholders.

6.	Corporate Governance
The Board will:
•	Establish an appropriate system of corporate governance including practices to permit the Board to function independently of management and non-independent directors.

•	Establish committees and approve their respective charters and the limits of authority delegated to each committee.

•	Determine Board member qualifications.

•	Establish appropriate processes for the regular evaluation of the effectiveness of the Board, its chair, all the committees of the Board and their respective chairs, and all the members of the Board and its committees.

•	Review on an annual basis whether any two or more Board members sit on the board of another corporation (other than any of the Corporation’s subsidiaries) and whether the composition of the Board needs to be changed to eliminate these interlocks.

•	Approve the nomination of directors.

•	Review the adequacy and form of directors’ compensation to ensure it realistically reflects the responsibilities and risks involved in being a director.

•	Arrange for non-management and independent directors to meet regularly, and in no case less frequently than quarterly, without management or non-independent directors present.

•	Establish a minimum attendance expectation for Board members in respect of Board and committee meetings, keeping in mind the principle that the Board believes that all directors should attend all meetings of the Board and each committee on which he or she sits, and review in advance all the applicable materials for such meetings.
7.	Codes of Conduct
The Board will:
•	Adopt a Board Code of Conduct and an Employee Code of Conduct (collectively, the “Codes of Conduct”) and monitor compliance with those codes.

•	Approve any waivers and ensure disclosure of any waivers of the Codes of Conduct in the Corporation’s annual report or management information circular.
8.	The Chair of the Board
The Chair of the Board reports to the Board and shareholders and provides leadership to the Board in matters relating to the effective execution of all Board responsibilities and works with the CEO and SMT to ensure that the organization fulfills its responsibilities to stakeholders including shareholders, employees, customers, governments and the public. The Chair of the Board will be a director other than the CEO.

The Chair of the Board will:
•	Provide effective leadership so that the Board can function independently of management by ensuring that the Board meets regularly without management and non-independent directors, and that the Board may engage outside advisors as required subject to any approvals determined by the Board.

•	Establish procedures to govern the Board’s work including:
o o	together with the corporate secretary, scheduling meetings of the Board and its committees; chairing all meetings of the Board;

o	encouraging full participation, stimulating debate, facilitating consensus and ensuring clarity regarding decision-making;

o	developing the agenda for Board meetings with input from other Board members and management;

o	together with the corporate secretary, ensuring proper and timely information is delivered to the Board;

o	ensuring that the Board has appropriate administrative support; and

o	addressing complaints, questions and concerns regarding Board matters.
•	Ensure the Board fully exercises its responsibilities and duties and complies with applicable governance and other policies.

•	Meet or communicate regularly with the CEO regarding corporate governance matters, corporate performance and feedback from Board members.

•	Act as a liaison between the Board and management.

•	Serve as advisor to the CEO and other officers.

•	Together with the Board’s Governance Committee, establish appropriate committee structures, including the assignment of Board members and the appointment of committee chairs.

•	Ensure that adequate orientation and ongoing training programs are in place for Board members.

•	Together with the Board’s Governance Committee, establish performance criteria for the Board and for individual Board members and co-ordinate the evaluation of performance and reporting against these criteria.

•	Work with the Board or appropriate Board committee to establish performance criteria for the CEO and to facilitate the evaluation of the CEO’s performance.

•	Work with the Board’s Governance Committee to establish and manage a succession program for the CEO’s position.

•	Oversee matters relating to shareholder relations and chair meetings of the shareholders.

•	Work with the CEO to represent the Corporation to external stakeholders including shareholders, the investment community, governments and communities.

The Chair of the Board’s performance will be measured against the following key metrics:
•	The effectiveness with which the Board functions, including satisfaction of Board members regarding the functioning of the Board.

•	The extent to which the Corporation carries out its responsibilities to shareholders, employees, customers, governments, and the public.

•	The quality of communications between the Board and management, including satisfaction of members of management and Board members regarding this communication.
9.	The Chief Executive Officer
The CEO is accountable to the Board for achieving corporate goals and objectives within specified limitations and in accordance with the CEO’s performance objectives determined annually by the Board.
The CEO will:
•	Provide worldwide vision and leadership for the Corporation.

•	Develop and recommend corporate strategies, and business and financial plans for the approval of the Board.

•	Execute the corporate strategy to achieve profitable growth and maximize shareholder value for the Corporation’s shareholders.

•	Manage the business operations in accordance with the strategic direction approved by the Board and within operational policies as determined by the Board, including, as applicable:
o	Protecting the core business of the Corporation,

o	Extending the Corporation’s pre-eminent position in the Canadian exchange space, and

o	Examining selective opportunities to expand outside Canada.
•	Challenge management to set and achieve viable annual and long-term strategic and financial goals.

•	Monitor the performance of management against a set of initially agreed corporate objectives directed at maximizing shareholder value.

•	Recommend appropriate rewards and incentives for management.

•	Report information from management to the Board in a manner and time so that the Board may effectively monitor and evaluate corporate (operational and financial) performance against stated objectives and within executive limitations.

•	Report to the Board on relevant trends, anticipated media and analyst coverage, material external or internal changes, and any changes in the assumptions upon which any Board decision or approval has previously been made.

•	Advise the Board if, in the CEO’s opinion, the Board is not in compliance with its own policies, or legal and/or regulatory requirements.

•	Provide the Board with all information and access that the Board may require in order to make fully-informed decisions.

•	Report in a timely manner any actual or anticipated non-compliance with any Board approved policy or decision.